EXECUTION COPY

AMENDED AND RESTATED

ASSET SALE AND PURCHASE AGREEMENT

between

FARMLAND INDUSTRIES, INC.

and

COFFEYVILLE RESOURCES, LLC

Dated as of November 4, 2003

i

5.16 Certain Financial Information	30
5.17 Intellectual Property	31
5.18 Revenue Bond Financing	31
5.19 No Changes	33
5.20 Accuracy of Statements	33
SECTION 6. REPRESENTATION AND WARRANTIES OF BUYER	33
6.1 Authorization for Agreement and Consents	33
6.2 Organization	33
6.3 No Violation	33
6.4 Finder's Fees	34
6.5 No Litigation	34
6.6 Buyer's Financing	34
6.7 No Rights or Options to Purchase	34
SECTION 7. COVENANTS	34
7.1 Seller's Chapter 11 Bankruptcy Case; Future Actions	34
7.2 Seller's Employees	35
7.3 Access	36
7.4 HSR Act	36
7.5 Permits, Consents, etc	36
7.6 Title Commitments and Buyer's Surveys	37
7.7 Conduct of the Business by Seller Pending Closing	37
7.8 Transition Cooperation and Procedures; Inspection Rights	38
7.9 Exclusivity	39
7.10 Farmland Pipeline Company	40
7.11 Sales and Transfer Taxes	40
7.12 Notification of Certain Events	40
7.13 Solicitation of Remedial Action	40
7.14 Financial Statements and Operating Summaries	40
7.15 Insurance	41
7.16 Risk of Loss	41
7.17 Buyer's Financing Commitments	42
7.18 Seller's Defined Benefit Plan	42
7.19 Vendor Accounts Payable	43
7.20 1997 Bonds	43
7.21 Auction Date	43
SECTION 8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS	43
8.1 Representations and Warranties True	44
8.2 Compliance with Agreement	44
8.3 Bankruptcy Court Approval	44
8.4 Status of Title and Survey	44
8.5 HSR Act Filings	45
8.6 Ammonia Plant Operations	45
8.7 Material Adverse Change	45

8.8 Permits	45
8.9 Key Contract Negotiations	46
8.10 Collective Bargaining Agreements	46
8.11 Environmental Compliance Plans	46
8.12 Pipeline Interconnections	46
8.13 Buyer's Financing Commitments	46
8.14 Tax Exemption	47
7.19 Buyer's Environmental Insurance	47
SECTION 9. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS	47
9.1 Representations and Warranties True	47
9.2 Compliance with Agreement	48
9.3 HSR Act Filings	48
9.4 Bankruptcy Court Approval	48
9.5 Rejection Amount	48
9.6 Permits/Financial Assurances	48
SECTION 10. INDEMNIFICATION	48
10.1 Obligation of Parties to Indemnify	48
10.2 Indemnification Amounts	49
10.3 Indemnification Procedures - Third Party Claims	50
10.4 Direct Claims	51
10.5 Survival of Representations and Warranties, Covenants	52
10.6 Indemnification Threshold	52
10.7 Treatment of Payments	52
10.8 Exclusive Remedy	52
10.9 Specific Performance	52
SECTION 11. TERMINATION, BREAK-UP FEE AND REMEDIES	53
11.1 Termination and Abandonment	53
11.2 Break-up Fee	53
11.3 SELLER'S REMEDIES	54
SECTION 12. MISCELLANEOUS	54
12.1 Expenses	54
12.2 Assignment	54
12.3 Governing Law	54
12.4 Amendment and Modification	54
12.5 Notices	55
12.6 Entire Agreement	55
12.7 Successors	55
12.8 Counterparts	55
12.9 Headings	55
12.10 Jurisdiction.	56
12.11 Interpretation	56
12.12 Schedules and Exhibits	56

Exhibits

A         Description of Transferred Real Estate

B-1      Description of Coffeyville Refinery

B-2      Description of Phillipsburg Terminal

B-3      Description of Farmland Pipeline

B-4      Description of Fertilizer Complex

B-5      Description of Farmland Pipeline

C         Description of Assumed Liabilities

D         Deposit Escrow Agreement

E          Allocation of Purchase Price

F          Transition Procedures

G         Pro Forma Title Policy

H         Affidavits of Title

I           Contingency Letter

Schedules

1.b       Seller's Employees with Knowledge

1.c       Permitted Encumbrances

2.5.c    Seller Retained Intellectual Property

2.5.f     Excluded Assets

2.6       Assumed Contracts

3.5.a    Net Working Capital Valuation Procedures

3.6       Environmental Violations

5.0       Disclosure Schedule

7.1       Auction and Bid Procedures

7.2       Facility Employees

EXECUTION COPY

AMENDED AND RESTATED
 ASSET SALE AND PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET SALE AND PURCHASE AGREEMENT is made and entered into as of November 4, 2003, by and between (i) FARMLAND INDUSTRIES, INC., Debtor in Possession, a Kansas corporation ("Seller"), and (ii) COFFEYVILLE RESOURCES, LLC, a Delaware limited liability company which is an affiliate of Pegasus Partners II, L.P. or any of its wholly owned subsidiaries designated pursuant to Section 4.4 (collectively, "Buyer").

RECITALS:

A.        Seller owns a petroleum refinery located in Coffeyville, Kansas (the "Coffeyville Refinery"), a petroleum refinery located in Phillipsburg, Kansas (the "Phillipsburg Terminal"), a petroleum pipeline system relating to its refining operations (as more fully described in Section 1, the "Farmland Pipeline") and a fertilizer production facility located in Coffeyville, Kansas (the "Fertilizer Complex"), all as more specifically described in Exhibit B.

B.         In accordance with the terms of this Agreement, Seller desires to transfer and sell to Buyer and Buyer desires to purchase from Seller certain of the assets and liabilities used in the operation of the Coffeyville Refinery, the Phillipsburg Terminal, the Farmland Pipeline and the Fertilizer Complex.

C.        Seller is currently in possession of its assets as a Debtor in Possession pursuant to Title 11, U.S. Code, in the Chapter 11 administratively consolidated cases of Farmland Industries, Inc. and its filing subsidiaries, Case No. 02-50557-JWV (hereinafter referred to as the "Bankruptcy Cases"), presently pending in the United States Bankruptcy Court for the Western District of Missouri (Kansas City) (hereinafter referred to as the "Bankruptcy Court"), and Seller, upon proper approval and authorization from the Bankruptcy Court, may sell and assign assets outside of the ordinary course of business.

D.        Seller and Buyer entered into an Asset Sale and Purchase Agreement dated September 25, 2003 (together with all Exhibits and Schedules thereto, the "Original Agreement"), and Seller and Buyer have agreed to amend and restate the Original Agreement and the Exhibits and Schedules thereto on the terms and conditions set forth in this Amended and Restated Asset Sale and Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises, representations, warranties and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.          DEFINITIONS.

The following terms used in this Agreement shall have the following meanings:

"1997 Bonds" is defined in Section 5.18.

"Adjustment Report" is defined in Section 3.5.b.

"Affiliate," as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.  For purposes of this definition, a Person shall be deemed to be "controlled by" a Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person.

"Agreement" means this Amended and Restated Asset Sale and Purchase Agreement, as it may be amended from time to time.

"Approval Order" is defined in Section 7.1.

"Assumed Contracts" means those executory contracts and/or unexpired leases to which Seller or Farmland Pipeline Company is a party and which are specifically described on Schedule 2.6 and which Buyer has designated for assignment to it pursuant to Section 365(a) of the Bankruptcy Code.

"Assumed Liabilities" is defined in Section 2.3.

"Auction and Bid Procedures" means the process described in Schedule 7.1, which process is subject to change by the Bankruptcy Court.

"Auction Date"  means November 3, 2003 or as soon thereafter as the Bankruptcy Court authorizes.

"Bankruptcy Cases" is defined in Recital C.

"Bankruptcy Court" is defined in Recital C.

"BOC Agreement" means the On-Site Product Supply Agreement, dated December 3, 1997, between the BOC Group, Inc. and Seller, as amended, and assumed by Seller with the approval of the Bankruptcy Court, and assigned to Buyer at the Closing.

"Benefit Plan Adjustment" is defined in Section 7.18.

"Bondholders Committee" means the official committee of bondholders established in the Bankruptcy Cases.

"Break-up Fee" is defined in Schedule 7.1.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York or Kansas are authorized or required by Legal Requirements to close.

"Buyer" is defined in the introductory paragraph.

"Buyer's Financing Commitments" is defined in Section 7.17.

"Casualty Loss" means any loss, damage, or reduction in value of the Transferred Assets which occurs on or before the Closing Date as a result of acts of God, fire, explosion, earthquake, windstorm, flood, drought, blowout, or other natural or manmade occurrence, or a  Taking, excluding changes in market conditions not resulting from any of such events, in an amount of $5,000,000 or greater individually or in the aggregate, in either event without regard to any insurance proceeds relating to such Casualty Loss.

"Closing" means the closing of the transaction contemplated by this Agreement.

"Closing Date" is defined in Section 4.1.

"Coffeyville Electric Contract" means the Petroleum Coke Gasification to Nitrogen Fertilizer Electric Service Agreement dated March 31, 1999, between Farmland Industries, Inc. and the City of Coffeyville, Kansas.

"Coffeyville Refinery" is defined in Recital A.

"Collective Bargaining Agreements" means (i) the Collective Bargaining Agreement among Buyer, the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers, Local 823 and the unions of the Metal Trades Department referenced therein, and (ii) the Collective Bargaining Agreement among Buyer, The Paper, Allied-Industrial, Chemical & Energy Workers International Union, AFL-CIO-CLC and Local No. 5-432 headquartered in Bartlesville, Oklahoma, each to be entered into and ratified by the applicable Unions.

"Contingency Date" means 5:00 p.m. (Central Time) on October 24, 2003;  provided that if the Auction Date is extended by the Bankruptcy Court to a date later than November 3, 2003, the Competing Bid Deadline and the Contingency Date each shall be extended day for day for the number of days the Auction Date is extended; and provided further that if as a result of such extension the Competing Bid Deadline would fall on a day other than a Business Day, Seller shall have the right to move the Competing Bid Deadline to the next preceding or next succeeding Business Day, in which event the Contingency Date shall be moved to the date that is five days preceding the new Competing Bid Deadline.

"Contingency Letter", a copy of which is attached hereto as Exhibit I, means that certain letter dated October 24, 2003 from the Buyer to the Seller which sets forth the status of the contingencies enumerated in Section 8 of this Agreement, and the Seller's acceptance thereof.

"Creditors Committee" means the official unsecured creditors committee established in the Bankruptcy Cases.

"Cure Amounts" means all payments required to be made to effectuate, pursuant to Bankruptcy Code Section 365(a), the assumption by Seller and assignment to Buyer of the Assumed Contracts at the Closing, as described in Sections 2.6 and 2.7 and on Schedule 2.6.

"Deposit" is defined in Section 3.1.

"Deposit Escrow Account" is defined in Section 3.1.

"Disclosure Schedule" means the exhibit attached hereto and made a part hereof containing the various exceptions to the representations, warranties and covenants of Seller contemplated by the provisions of this Agreement.

"Earn-Out Amount" is defined in Section 3.6.

"Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect benefits, other than salary, as compensation for services rendered including insurance coverage, cafeteria plan benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement benefits.

"Environmental Condition" means any condition existing on, at or originating from the Transferred Assets, which would be regulated by, subject to or in violation of any Environmental Law.

"Environmental Laws" means any and all existing federal, state and local laws, legal requirements, legally binding codes, policies, standards, directives (whether under common law, statute, rule, regulation or otherwise), requirements under permits issued with respect to any of the above, and other legally binding requirements of any appropriate governmental authorities relating to the environment, or to the use, release, threatened release, emission, presence, storage, treatment, disposal, generation, transportation, distribution, manufacture, processing, handling, management or control of any Hazardous Substance or to any activity involving Hazardous Substances, the abatement of pollution, protection or restoration of the environment including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act; the Solid and Hazardous Waste Amendments, 42 U.S.C. 6901 et seq., The Emergency Planning and Community Right To Know Act, 42 U.S.C. 11001, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. 2601 et seq., the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. 136 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f through 300j, and the Oil Pollution Act 33 U.S.C. 2761, et seq. as all of the foregoing may be amended from time to time.

"Environmental Liabilities" means any and all of those liabilities, actions, rights of action, contracts, indebtedness, obligations, claims, cause of actions, suits, damages, demands, costs, expenses and attorneys' fees whatsoever, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, of every kind and nature, arising directly or indirectly out of or as a consequence of the storage, handling, generation, transportation, manufacture, production, release, discharge, disposal or presence of Hazardous Substances on, in, under or about the Transferred Real Estate or the air, soil or groundwater thereof by the Released Parties or any other person or entity, including, without limitation, any and all costs incurred due to any investigation of the Transferred Real Estate or any cleanup, remediation, removal or restoration mandated by or pursuant to any Environmental Laws, and those arising from or related to, or in any way connected with, the Transferred Assets.

"EPA" means the United States Environmental Protection Agency.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agent" means JP Morgan Chase Bank.

"Escrow Agreement" means the Escrow Agreement dated the date hereof among the parties and the Escrow Agent, substantially in the form attached as Exhibit D.

"Estimated Net Working Capital Calculation" is defined in Section 3.5.

"Estimated Rejection Amount" is defined in Section 3.8.

"Excess Estimated Rejection Amount" is defined in Section 3.8.

"Excluded Assets" is defined in Section 2.5.

"Excluded Liabilities" is defined in Section 2.4.

"Facility Employees" is defined in Section 7.2.

"Farmland Defined Benefit Plan" means the Farmland Industries, Inc. Employee Retirement Plan, as amended and restated effective as of April 1, 2001.

"Farmland Pipeline" means the crude oil gathering and transportation pipelines, right-of-way agreements, permits, leases, licenses and related assets and/or equipment used in the operation of what is commonly known as Seller's Bartlesville pipeline system, Seller's Plainville pipeline system and Seller's ARCO pipeline system (also known as the "Eight Inch pipeline system"), which pipelines, right-of-way agreements, permits, assets and equipment are more fully described on Exhibit B hereto.

"Farmland Pipeline Company" means Farmland Pipeline Company, a Kansas corporation and wholly-owned subsidiary of Seller.

"Farmland Trade Names" is defined in Section 2.5.

"Fertilizer Complex" is defined in Recital A.

"Final Net Working Capital Calculation" is defined in Section 3.5.a.

"GAAP" means generally accepted accounting principles, consistently applied.

"Governmental Authority" means any federal, state, local, municipal, or other government or governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, in each case having jurisdiction over Seller, Farmland Pipeline Company, the Transferred Assets, or the Operations.

"Hazardous Substances" means any hazardous, toxic or polluting material, substance, waste, pollutant or contaminant, including flammable substances, explosives, radioactive materials, petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenols and asbestos or asbestos-containing materials or any other wastes, materials or substance included in the definition of "hazardous substance," "toxic substance," "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "petroleum substances," or words of similar import under any Environmental Law and any other substance or material of any kind regulated under any Environmental Law.

"Head Lease" is defined in Section 5.18.a.

"Holdback Amount" is defined in Section 3.4.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indemnified Party" is defined in Section 10.3.a.

"Indemnifying Party" is defined in Section 10.3.a.

"Indemnity Escrow" is defined in Section 10.2.

"Independent Auditors" is defined in Section 3.5.c.

"Intellectual Property" means all intellectual property owned or used under license by Seller or Farmland Pipeline Company and used in or relating to the Operations, including, but not limited to, all patents and inventors' certificates, and any reissues, extensions, divisions, continuations and continuations--in-part; statutory or common law copyrights; semiconductor mask works; design rights; trade secrets; confidential information; inventions (whether patentable or not); software; all data and information; ideas; developments; drawings; specifications; bills of material; processes; formulae; supplier lists; customer lists; marketing information; sales and promotional materials; business plans; and all registrations and applications for any of the foregoing.

"Inventory" means all ammonia, UAN, crude oil, feed stock, natural gasoline, natural gas liquids and other hydrocarbon inventory (including, without limitation, in process and finished products), all consumable chemicals, miscellaneous chemicals, precious metals , spare inventories of precious metal catalysts, and additives, in each case that are owned by Seller and used in, processed by or consumed in the Refineries or the Fertilizer Complex or in the Farmland Pipeline, wherever located, including any such items in transit.

"Knowledge" means with respect to Buyer, the actual knowledge after due inquiry of the executive officers of Buyer, and with respect to Seller, the actual knowledge after due inquiry of the executive officers and the other employees of Seller listed on Schedule 1.b.  A Person will be deemed to have "Knowledge" of a particular fact if such Person currently has knowledge of such fact or circumstance.

"Leases and Licenses" as defined in Section 5.3.

"Legal Requirements" means all laws, including without limitation Environmental Laws, statutes, ordinances, rules, regulations, codes, plans, injunctions, judgments, orders, decrees (unilateral or consent), rulings, settlements and charges thereunder by or of federal, state or local Governmental Authorities.

"Letter of Intent" means the letter of intent, dated July 17, 2003, between Buyer and Seller, as modified by the Bankruptcy Court Order dated August 11, 2003.

"Liability" means any liability, obligation, debt or commitment of any kind (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Lien" means any mortgage, pledge, lien, security interest, charge, option, warrant, purchase right, encumbrance, conditional sale or other installment sales agreement, title retention agreement, device or arrangement or transfer for security for the payment of any indebtedness.

"Losses" is defined in Section 10.1.a.

"Material Adverse Change" means any change or effect that is material and adverse to (i) the Transferred Assets, including any Casualty Loss, (ii) the Operations, or (iii) the ability of Seller to perform its obligations hereunder; provided, however, that the term "Material Adverse Change" shall not include any change or effect directly relating to (A) general economic or market conditions, including those which result in a fluctuation in the price of or demand for any of the products of the Refineries or Fertilizer Complex, or (B) this Agreement or the transactions contemplated hereby or the announcement thereof.  In determining whether any individual event would result in a Material Adverse Change, notwithstanding that such event does not in and of itself have such effect, a Material Adverse Change shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Change.

"Net Working Capital" means, as of the Closing Date, the aggregate value of the Inventory.

"Net Working Capital Escrow Amount" is defined in Section 3.4.

"New Permits" means those Permits that are not-transferable and for which Buyer will be required to apply.

"Operations" means the business activities of Seller in owning and operating the Refineries, the Farmland Pipeline and the Fertilizer Complex.

"Outside Date" is defined in Section 11.1.

"Permits" means all consents, registrations, filings, licenses, permits, franchises, certificates, decrees (unilateral or consent), approvals, authorizations, qualifications, entitlements and orders of Governmental Authorities.

"Permitted Encumbrances" means with respect to the Transferred Real Estate:  (i) the liens, encumbrances, title and survey exceptions  and other matters disclosed in the Pro Forma Title Policies relating to the Transferred Real Estate or "insured over" or "insured around" in the Pro Forma Title Policy, (ii)  the permitted liens, if any, described in Schedule 1.c affecting the Transferred Real Estate, (iii) Liens that arise under zoning, land use or similar laws, none of which would materially detract from or unreasonably interfere with the ownership and operation by Buyer of any Transferred Assets, and (iv) easements, rights-of-way, restrictions, servitudes, defects or irregularities in title as have not materially interfered with and could not reasonably be expected to materially interfere with the Transferred Assets or the Operations.

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.

"Petition Date" means May 31, 2002.

"Phillipsburg Terminal" is defined in Recital A.

"Pro Forma Title Policies" means the two pro forma policies of title insurance in the form of Exhibit G, as such form may be revised by mutual agreement between Buyer and Seller prior to the Closing Date.

"Purchase Price" is defined in Section 3.2.

"Records" means Seller's, or its affiliates', books and records, in any form or media, operational, maintenance, construction, environmental and technical records relating to the Operations, including without limitation financial statements, Tax Returns (other than income Tax Returns) and related work papers and letters from accountants, if any, deeds, title policies, licenses and permits, customer lists, engineering designs, blueprints, as-built plans, specifications, procedures, reports and equipment repair, safety, maintenance or service records, but excluding (i) any of Seller's, or its affiliates', business plans, strategies and financial records which address or reflect activities outside of the Operations, but only to such extent; and (ii) any of Seller's, or its affiliates', company minute books or records, tax returns or other materials which do not pertain to the Operations; and (iii) employee medical and other records for which any employee hired by Buyer does not specifically provide written consent to the release or transfer of such records to Buyer.

"Refineries" means the Coffeyville Refinery and the Phillipsburg Terminal.

"Refinery Operations" means the Operations as conducted at the Refineries and the Farmland Pipeline.

"Rejection Amount" means the net amount, if any, that will be payable by Seller pursuant to and as finally determined in Seller's Bankruptcy Cases, to a counterparty under any Subject Agreement as a result of the rejection by Seller in the Bankruptcy Cases of such Subject Agreement or the modification of any Subject Agreement; provided that "Rejection Amount" shall not include any amounts payable to any party in connection with the Safeco Bond absent mutual agreement between Buyer and Seller.

"Remedial Action" or "Remediation" means any action taken to investigate, cleanup or otherwise respond to releases of Hazardous Substances into the environment.

"Required Consents" is defined in Section 7.5.

"Safeco Bond" means the surety bond issued by Safeco Insurance Company of America in satisfaction of Seller's performance security obligation under the Coffeyville Electric Contract.

"Sale Motion" is defined in Section 7.1.

"Seller" is defined in the introductory paragraph.

"Seller Contract Savings Share" means an amount equal to the lesser of (x) $750,000 and (y) 50% of the net savings obtained from the renegotiation prior to the Closing Date of any of the Subject Agreements for the period from the Closing Date until the first anniversary of the Closing Date, as determined pursuant to Section 3.7.

"Seller Retained Intellectual Property" means the Farmland Trade Names and the additional Intellectual Property retained by Seller as identified in Section 2.5c.

"Seller Surviving Representations" is defined in Section 10.5.

"Subject Agreements" means the BOC Agreement, the Coffeyville Electric Contract (but not including ancillary documents) and the TKI Agreement.

"Surveys" is defined in Section 5.3.

"Taking" is defined in Section 7.16.

"Tax" and "Taxes" mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" shall mean any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

"Texaco License" means the License Agreement for use of the Texaco Gasification Process, Texaco Hydrogen Generation Process, and Texaco Gasification Power Systems dated as of May 30, 1997, as amended by an amendment dated December 11, 1997, between Texaco Development Corporation and Seller.

"Third Party Claims" is defined in Section 10.3.a.

"Title Commitments" is defined in Section 7.6.

"Title Reports" is defined in Section 5.3.

"TKI Agreement" means (i) the Sulfur Processing Agreement between Seller and Tessenderlo Kerley, Inc., dated October 2, 1996, and (ii) the Phase II Sulfur Processing Agreement between Seller and Tessenderlo Kerley, Inc., dated November 13, 1998, as amended by the First Amendment to Phase II Sulfur Processing Agreement dated January 31, 2000, as assumed by Seller with the approval of the Bankruptcy Court, and assigned to Buyer at the Closing.

"Transfer Taxes" means all  use, value added, documentary, stamp, gross receipts, transfer, conveyance, excise, real estate recording and other similar Taxes and fees of any type that may be applicable to the transactions contemplated under this Agreement (other than sales Taxes referred to in Section 7.11).

"Transferable Permits" shall means those Permits that may legally be transferred from Seller and Farmland Pipeline Company to Buyer and for which Buyer is not required to apply in its own name.

"Transferred Assets" means any and all assets or interests owned or held by Seller which are used in the Operations, including the Farmland Pipeline, Inventory, Transferred Real Estate, Records, Assumed Contracts, the 1997 Bond Documents, if assumed by Buyer, and all of the assets of Farmland Pipeline Company, provided the Transferred Assets shall not in any event include Excluded Assets.

"Transferred Real Estate" means all real property and interests in real property owned or leased by Seller specifically identified and legally described in Exhibit A including all buildings, fixtures, structures and other improvements of any kind or nature situated thereon, together with any easements, appurtenances, licenses, servitudes, tenancies, options, rights-of-way (including without limitation, rights to adjacent streets and alleys), licenses and other real property rights, privileges and interests relating thereto, which real property is owned by or leased to Seller and used by Seller in the operation of the Refineries and the Fertilizer Complex and all real property which is owned in fee by Seller and used in the operation of the Farmland Pipeline.

"Unions" means any of the Unions that are parties to a Collective Bargaining Agreement.

SECTION 2.                 PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES.

2.1              Transferred Assets.  Subject to the terms and conditions hereof, and subject to the representations and warranties made herein, on the Closing Date Seller will sell, assign, transfer and convey to Buyer and Buyer will purchase all of Seller's right, title and interest in and to the Transferred Assets, free and clear of all Liens, other than Permitted Encumbrances.

2.2              "AS IS" TRANSACTION.     BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED ASSETS OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE TRANSFERRED ASSETS, THE PHYSICAL CONDITION OF ANY PART OF THE TRANSFERRED ASSETS OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS OWNED BY SELLER OR WHICH ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY BUYER AT THE CLOSING, THE ZONING OF ANY SUCH REAL ESTATE, THE VALUE OF THE TRANSFERRED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF TRANSFERRED ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE TRANSFERRED ASSETS (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE TRANSFERRED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE TRANSFERRED ASSETS OR ANY PORTION THEREOF.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE TRANSFERRED ASSETS.  BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE TRANSFERRED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE TRANSFERRED ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE TRANSFERRED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.  ACCORDINGLY, EXCEPT AS OTHERWISE PROVIDED HEREIN, BUYER WILL ACCEPT THE TRANSFERRED ASSETS AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

2.3              Assumed Liabilities.  Subject to the terms and conditions of this Agreement, Buyer hereby agrees, as of the Closing Date, to assume and discharge the obligations and/or liabilities of Seller described on Exhibit C which remain unperformed or not implemented on the Closing Date (hereinafter collectively called the "Assumed Liabilities"), together with all liabilities under the Assumed Contracts pursuant to the procedures set forth in Sections 2.6 and 2.7.

2.4              Excluded Liabilities.  Except for the Assumed Liabilities, any and all other obligations and liabilities of Seller, whether accrued or contingent or due or not due, which are not specifically and expressly assumed by Buyer under this Agreement, shall be and remain the obligations and liabilities of Seller to pay and/or discharge, and Buyer shall not be obligated therefor, including without limitation the following (collectively, the "Excluded Liabilities"):

a.       any liabilities arising in connection with third party claims for injury or damage relating to Seller's or any other party's use, operation or ownership of the Transferred Assets for all periods up to the Closing Date;

b.      any liability or obligation arising pursuant to trade debt and other administrative expenses;

c.       any liability or obligation arising under any Employee Benefit Plan incurred before or after the Petition Date;

d.      any liability or obligation arising or accruing before or after the Petition Date;

e.       any liability or obligation for indebtedness for borrowed money or evidenced by bonds or notes (including accrued interest and fees with respect thereto) arising or accruing before the Petition Date or after the Petition Date, including, without limitation, all indebtedness and obligations;

f.        all obligations, claims, or liabilities of Seller or any predecessor(s) or Affiliate(s) or Seller or for which Seller or any predecessor(s) or Affiliate(s) of Seller could be liable relating to Taxes (including with respect to the Transferred Assets or otherwise) including any Transfer Taxes that will arise as a result of the sale of the Transferred Assets or the assumption of the Assumed Liabilities pursuant to this Agreement and any deferred Taxes of any nature, other than sales Taxes shared by Seller and Buyer pursuant to Section 7.11;

g.       all obligations, claims or liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by Seller in connection with, resulting from or attributable to the transactions contemplated by this Agreement or otherwise;

h.       all indebtedness of Seller or any predecessor(s) or Affiliate(s) of any Seller;

i.         all obligations and liabilities of Seller related to the right to or issuance of any capital stock or other equity interest of Seller, including, without limitation, any stock options or warrants;

j.        all obligations and liabilities of Seller or any predecessor(s) or Affiliate(s) of Seller resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of the Seller's business anywhere or ownership or lease of any properties or assets or any properties or assets previously used by Seller at any time, or other actions, omissions or events occurring prior to the Closing and which (i) constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of any Legal Requirement or (ii) relate to any and all claims, disputes, demands, actions, liabilities, damages, suits in equity or at law, administrative, regulatory or quasi-judicial proceedings, accounts, costs, expenses, setoffs, contributions, attorneys' fees and/or causes of action of whatever kind or character ("Proceeding") against Seller or any predecessor(s) or Affiliate(s) of Seller, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, pending or threatened;

k.      any obligation or liability arising out of any Proceeding commenced after the Closing and arising out of, or relating to, any occurrence or event happening prior to the Closing;

l.         any obligation or liability under any Assumed Contract which arises after the Closing but which arises out of or relates to any breach that occurred prior to the Closing;

m.     any obligation or liability under any contract, agreement, lease, mortgage, indenture or other instrument not assumed by Buyer hereunder;

n.       any obligation or liability under any employment, severance, retention, termination or similar agreement with any employee, consultant or contractor of Seller;

o.      any obligation or liability arising out of or relating to any Seller employee grievance whether or not the affected employees are hired by Buyer;

p.      any obligation or liability of Seller to any shareholder or Affiliate of any Seller;

q.      any obligation or liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of any Seller;

r.        any obligation or liability to distribute to any of Seller's shareholders or otherwise apply all or any part of the consideration received hereunder;

s.       any obligation or liability arising out of or resulting from any of Seller's non-compliance with any law, ordinance, regulation or treaty;

t.        any obligation or liability of Seller under this Agreement or any other document executed in connection herewith;

u.       any obligation or liability of Seller based upon such Seller's acts or omissions occurring after the Closing;

v.       workers' compensation claims and liabilities relating to (x) all Seller employees other than Hired Employees for occurrences, whether known or unknown, at any time, and (y) Hired Employees for all occurrences, whether known or unknown, prior to the date of employment by Buyer of such Hired Employees; and

w.     any liability or obligation relating to an Excluded Asset.

2.5              Excluded Assets.   The assets to be purchased hereunder by Buyer shall include only the Transferred Assets and shall not include any other assets of Seller, including without limitation, the following (hereinafter collectively called the "Excluded Assets"):

a.       Any cash on hand, in banks, and any cash equivalents;

b.      Any accounts receivable owed to Seller or Farmland Pipeline Company to the extent allocable to the period prior to the Closing Date to the extent the obligations with respect thereto have been performed;

c.       Any right, title or interest in or to any corporate names, trademarks, copyrights, or trade names owned or licensed by Seller including, without limitation, the "Farmland" trademark, the trade name "Farmland", or the trademark "Proud to be Farmer Owned" or any derivatives or variances thereof (collectively, the "Farmland Trade Names") as well as any other Intellectual Property of Seller other than any Intellectual Property listed on Disclosure Schedule, Section 5.17;

d.      Any refunds for Taxes paid by Seller prior to the Closing Date which refunds are associated with or arise out of or in connection with the Operations or the Transferred Assets.

e.       The records referred to in clauses (i), (ii) or (iii) of the definition of "Records";

f.        All policies of insurance of Seller;

g.       The assets listed on Schedule 2.5.f; and

h.       Any claims of Seller against third parties pursuant to Sections 544 through 549 of the Bankruptcy Code.

2.6              Assumed Contracts; Sale Order.   The Approval Order shall provide for the assumption by the Seller and assignment to the Buyer, effective as of the Closing, of the Assumed Contracts specifically described on Schedule 2.6, which shall be set forth on a pleading submitted to the Bankruptcy Court on the following terms and conditions:

a.       As of the Closing, the Seller shall assign to the Buyer the Assumed Contracts.  The Assumed Contracts shall be identified by the date thereof (if available), the counterparty to the Contract and its address, all included on an exhibit attached to either the motion filed in connection with the Approval Order or a motion for authority to assume and assign such Assumed Contracts.  Such exhibit shall set forth the amounts necessary to cure defaults under each of such Assumed Contracts as determined by the Seller based on the Seller's books and records.

b.      If there exists on the Closing Date any default related to an Assumed Contract, the Seller shall be responsible for any amounts to be cured pursuant to Section 365(a) of the Bankruptcy Code as a condition to the assumption and assignment of such Assumed Contract.  At or prior to the Closing Date, the Seller shall pay all Cure Amounts for the Assumed Contracts.

c.       No later than the Contingency Date, the Buyer shall provide written notice to the Seller of any leases or executory contracts that, but for such notice, would be Assumed Contracts, but which the Buyer has determined not to accept assignment of ("Designated Agreements"); provided, however, the foregoing right of Buyer to elect to have an Assumed Contract become a Designated Agreement shall in no event apply to those contracts as to which the notation "Required Assumption" is noted on Schedule 2.6.  Notwithstanding anything else in this Agreement, Designated Agreements:  (i) shall not be deemed Assumed Contracts; (ii) shall not be deemed Transferred Assets; and (iii) consequently, the Seller may, at its option, either assume or reject such Designated Agreements (to the extent otherwise permitted by the Bankruptcy Court and applicable law), and the Buyer shall bear no liability for cure costs or rejection damages associated with such assumption or rejection.

2.7              Consents to Certain Assignments.   The Buyer and the Seller agree that there shall be excluded from the Transferred Assets any Assumed Contracts that are not assignable or transferable pursuant to the Bankruptcy Code or otherwise without the consent of any Person other than the Seller or any Affiliate of the Seller, to the extent that such consent shall not have been given prior to the Closing; provided, however, that the Seller shall have the continuing obligation (both before and after the Closing) to use its reasonable efforts (including, without limitation, prosecution of appropriate motions pursuant to Section 365 of the Bankruptcy Code but not including the expenditure of any funds to obtain such consents (other than customary legal fees and expenses and related administrative and filing expense)) to endeavor to obtain all necessary consents to the assignment thereof and, upon obtaining the requisite third party consents thereto, such Transferred Asset shall be assigned to the Buyer at no cost free and clear of all Liens other than the Permitted Encumbrances.  With respect to any Assumed Contract which is not transferred at the Closing as contemplated by the immediately preceding sentence, effective as of the Closing, the Seller shall enter into arrangements reasonably requested by the Buyer designed to provide the Buyer the full and exclusive benefits of such asset provided the Buyer assumes the duty to perform the obligations relating to such Assumed Contracts accruing on and after the Closing.  If and to the extent such arrangements cannot be made, the Buyer shall have no obligation with respect to such Assumed Contract.

SECTION 3.                 DEPOSIT AND PURCHASE PRICE.

3.1              Deposit.   Within two Business Days following the execution of this Agreement, Buyer shall establish with the Escrow Agent a joint order escrow account (the "Deposit Escrow Account") in an amount equal to $3,570,000 (the "Deposit"), which Deposit shall be earnest money and which Deposit shall be held pursuant to the Escrow Agreement.  If the Closing occurs, the Deposit shall be credited against the Purchase Price and disbursed to Seller in accordance with Section 3.3.  If this Agreement is terminated, the Deposit shall be disbursed in accordance with Section 11.  If this Agreement is terminated pursuant to Section 11.1 clause (b) , Seller's sole and exclusive remedy shall be to retain the Deposit as liquidated damages for Buyer's breach.

3.2              The Purchase Price and Allocation.

a.       Total Purchase Consideration.  The total consideration payable for the Transferred Assets shall be up to $281,000,000, which shall be comprised of the sum of (i) $22,000,000 in cash, plus (ii) the Seller Contract Savings Share, plus (iii) the amount of the Final Net Working Capital Calculation (which shall not exceed $85,000,000), plus (iv) the Excess Estimated Rejection Amount, if applicable, plus (v) the Earn-Out Amount (which shall not exceed $40,000,000), plus (vi) the assumption of the Assumed Liabilities, including (x) the Environmental Capital Expenditures and other environmental liabilities set forth on Exhibit C and (y) the portion of the liabilities under the Farmland Defined Benefit Plan to be taken over by Buyer pursuant to Section 7.18, if any (collectively, the "Total Consideration").  The agreement of the Parties as to the Total Consideration is that it shall not be binding on the Parties for any purposes, including tax purposes, accounting purposes or the Auction and Bid Procedures.

b.      Purchase Price.  The portion of the Total Consideration that shall constitute the purchase price hereunder shall be comprised of the sum of (i) $22,000,000 in cash, plus (ii) the Seller Contract Savings Share, plus (iii) the amount of the Final Net Working Capital Calculation, plus (iv) the Excess Estimated Rejection Amount, if any, plus (v)  the Benefit Plan Adjustment, if any (collectively, the "Purchase Price").  The Purchase Price shall be allocated to the various Transferred Assets as set forth on Exhibit E for financial accounting and tax purposes.  The parties will file all Tax Returns (including, without limitation, Internal Revenue Service Forms 8594), and shall otherwise treat the transaction, in a manner consistent with such allocation and neither party shall take any contrary position regarding such allocation in any tax filing or contest.

3.3              Payment of the Closing Payment.

a.       Estimated Amounts.  At least five (5) Business Days prior to the Closing, Seller shall deliver to Buyer a statement setting forth Seller's good faith estimate pursuant to Section 3.5.a of what the amount of the final Net Working Capital will be as of the Closing Date (the "Estimated Net Working Capital Calculation").  Within three (3) Business Days following the delivery of the Estimated Net Working Capital Calculation, Buyer may object in good faith to such estimate in writing.  If Buyer so objects, Buyer and Seller shall attempt to resolve such dispute by negotiation.  If the parties are unable to resolve such dispute before two (2) Business Days prior to the Closing Date then the following shall apply.  If Seller's calculation of the Estimated Net Working Capital Amount exceeds Buyer's calculation by $5,000,000 or less, then the estimated Net Working Capital Amount for purposes of the Closing Payment shall be Seller's calculation.  If Seller's calculation of the Estimated Net Working Capital Amount exceeds Buyer's calculation by more than $5,000,000, then the Estimated Net Working Capital Amount for purposes of the Closing Payment shall equal the sum of Buyer's calculation plus $5,000,000.  No later than the day preceding the Closing Date Seller shall provide Buyer with a statement of the amount of all prepaid accounts receivable received by Seller respecting orders which will not have been filled by Seller prior to the Closing and which Buyer agrees to fill from and after the Closing Date (the "Prepaid Receivables Credit"), together with a breakdown of the respective customers, prepaid amounts and quantities and prices for products ordered.

b.      Payments.  At the Closing, Buyer shall make a cash payment to the Seller in the amount equal to the sum of $22,000,000, plus a portion of the Estimated Net Working Capital Calculation equal to the sum of (x) the Seller's estimated value for Inventory consisting of crude oil, precious metals, natural gas liquids, by-products and supplies and other items of Inventory other than refined products, intermediate refined products and fertilizer products (as set forth in Schedule 3.5.a) less $2,500,000, plus (y) ninety percent (90%) of the Seller's estimated value for refined products, intermediate refined products and fertilizer products, plus the Excess Estimated Rejection Amount, if applicable pursuant to Section 3.8, minus (i) the cash portion of the Benefit Plan Adjustment, if any, minus (ii) the Deposit, minus (iii) the Indemnity Escrow and minus (iv) the Prepaid Receivables Credit (the "Closing Payment").  The Closing Payment shall be paid by wire transfer of immediately available funds to such account as Seller shall designate.  At the Closing, Escrow Agent shall transfer an amount equal to the amount held in the Deposit Escrow Account to the Seller by wire transfer of immediately available funds to such account as Seller shall designate.

3.4              Net Working Capital Escrow.   The parties agree that an amount equal to the sum of (x) $2,500,000 plus (y) ten percent (10%) of the portion of the Estimated Net Working Capital calculation consisting of Seller's estimated value for refined products, intermediate refined products and fertilizer products (collectively, the "Holdback Amount") of the Closing Payment otherwise payable to Seller at the Closing shall be held in escrow to be delivered as provided in Section 3.5.d.  Buyer agrees to deliver by wire transfer of immediately available funds the Holdback Amount to the Escrow Agent on the Closing Date, which Holdback Amount shall be held in a joint order escrow account (the "Net Working Capital Escrow Account") pursuant to the terms of the Escrow Agreement.

3.5              Net Working Capital Calculation.

a.       Within thirty (30) days following the Closing, Buyer shall deliver to Seller a statement setting forth in detail Buyer's calculation of the Net Working Capital (as finally determined pursuant to this Section 3.5, the "Final Net Working Capital Calculation") and on such date Buyer shall direct the Escrow Agent pursuant to the Escrow Agreement to pay to Seller by wire transfer from the Holdback Amount the unpaid balance of the amount due from Buyer to Seller for the portion of the Inventory consisting of refined products, intermediate refined products and fertilizer products not paid on the Closing Date, as determined pursuant to this Section 3.5.a.  Buyer shall provide Seller with access to the books and records and knowledgeable personnel during normal business hours in connection with Seller's review of the Final Net Working Capital Calculation and Seller shall have the right to examine and make copies of the work papers and such other documents that are generated or reviewed by Buyer in connection with any review of the Final Net Working Capital Calculation and to observe the work performed by Buyer or its representatives in connection with a physical inventory to be conducted immediately prior to or following the Closing.  The Inventory quantities will be measured by a mutually agreed third party and valued in accordance with the terms on Schedule 3.5.a., subject to the following:

(i)                  The prices payable by Buyer for Inventory consisting of crude oil shall be based on the average price for the ten (10) Business Day period commencing on and including the Closing Date for each type of crude oil and natural gas liquids, by-products and supplies, as such price is established pursuant to Schedule 3.5.a;

(ii)                the price payable by Buyer for Inventory consisting of precious metals shall be based on the average price for each precious metal for the five (5) Business Day period commencing on and including the Closing Date, as such price is established pursuant to Scheduled 3.5.a; and

(iii)               the prices payable by Buyer for Inventory consisting of refined products, intermediate refined products and fertilizer products shall be based on the weighted average actual netback price obtained by Buyer for all sales for each such product consummated by Buyer for the twenty-one (21) day period commencing on and including the Closing Date of each type of refined product or fertilizer product, as the case may be, listed on Schedule 3.5.a.

b.      The Final Net Working Capital Calculation delivered by Buyer to Seller shall become final for all purposes of this Agreement unless, within fifteen (15) Business Days after the receipt of such calculation by Seller (the "Settlement Date"), Buyer receives written notice of Seller's disapproval of the Final Net Working Capital Calculation delivered by Buyer along with Seller's determination of the Final Net Working Capital Calculation, consistent with the terms of this Section 3.5, and a reasonably detailed explanation for such disapproval (the "Adjustment Report").

c.       In the event Seller and Buyer fail to agree on any of Seller's proposed adjustments contained in the Adjustment Report within fifteen (15) days after Buyer's receipt of the Adjustment Report, then Seller and Buyer agree that a mutually acceptable, independent accounting firm of nationally recognized standing which is experienced in accounting for refineries and fertilizer plants (the "Independent Auditors"), shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report.  The decision of the Independent Auditors shall be final and binding on Seller and Buyer.  If the Independent Auditor determines that Buyer is entitled to 50% or less of the total amount of the proposed adjustments claimed by Seller in the Adjustment Report, Buyer shall pay all of the Independent Auditor's fees and expenses in connection with this Section 3.5.  If the Independent Auditor determines that Seller is entitled to more than 50% of the total amount of the proposed adjustments claimed by Seller in the Adjustment Report, Seller shall pay all such fees and expenses.

d.      In the event the Final Net Working Capital Calculation is greater than the Estimated Net Working Capital Calculation, then (i) the Escrow Agent shall pay to Seller, pursuant to the Escrow Agreement, the entire Holdback Amount out of the Net Working Capital Escrow Account and (ii) if the amount by which the Final Net Working Capital Calculation is greater than the Estimated Net Working Capital Calculation exceeds the amount of the Holdback Amount, Buyer shall pay to Seller within three (3) Business Days of the Settlement Date an amount equal to such difference by the transfer of immediately available federal funds for credit to the Seller, at a bank account designated by Seller.  In the event the Final Net Working Capital Calculation is less than the Estimated Net Working Capital Calculation, and such deficiency is less than or equal to the Holdback Amount, the Escrow Agent shall pay, in accordance with the Escrow Agreement, (i) to Buyer out of the Net Working Capital Escrow Account an amount equal to such deficiency, and (ii) to Seller the amount remaining in the Net Working Capital Escrow Account, if any.  In the event the Final Net Working Capital Calculation is less than the Estimated Net Working Capital Calculation and such deficiency exceeds the Holdback Amount, then Escrow Agent shall pay, in accordance with the Escrow Agreement, to Buyer the entire Holdback Amount, and Seller shall pay to Buyer the amount by which such deficiency exceeds the Holdback Amount, such payment to be made within three (3) Business Days of the Settlement Date.  Any payment required to be made by the Escrow Agent pursuant to this Section 3.5.d shall be paid pursuant to the terms of the Escrow Agreement.

3.6              Earn-Out Amount.

a.       As used in this Section 3.6:

"Earn-Out Amount" is an amount equal to 10% of Total Net Cash Flow for the  period from the Closing Date to December 31, 2007, provided that if such Total Net Cash Flow is a negative number, then the Earn Out Amount shall be zero.

"Total Net Cash Flow" is equal to EBITDA, less Applicable Capital Expenditures.

"Applicable Capital Expenditures" means the aggregate amount of capital expenditures incurred (including  items contracted for but not yet paid), irrespective of method of payment or financing, and including all maintenance and repairs that would be capitalized in accordance with GAAP, plus (without duplication) Environmental Capital Expenditures.

"EBITDA" is equal to the net income from the operation of the Transferred Assets before interest, taxes based on income, depreciation and amortization as determined in accordance with GAAP.  In arriving at net income there shall be eliminated any gain on the disposition of assets.

"Environmental Capital Expenditures" means the aggregate amount of capital expenditures incurred, or scheduled to be incurred by Buyer after the Closing Date to:  (1) bring the Transferred Assets into compliance with any and all applicable Environmental Laws with which Seller and/or Farmland Pipeline Company will not have been in compliance as of the Closing Date, and/or (2) comply with Environmental Laws in existence as of the Closing Date, and/or (3) the Environmental Compliance Plans referred to in Section 8.11, which require the expenditure of capital after the Closing Date, in order to comply with applicable Environmental Laws.  As of the date of this Agreement, Buyer estimates such amount to be approximately $134,000,000 (One Hundred Thirty Four Million Dollars).

b.      Buyer agrees to pay to Seller the Earn-Out Amount in cash in two installments, the first such installment to be made no later than July 1, 2008, and the remaining installment to be payable on December 31, 2008.  Within one hundred eighty (180) days after the end of the first four fiscal years of Buyer, Buyer shall provide to Seller audited financial statements of Buyer, prepared in accordance with GAAP.

c.       Buyer shall make available all relevant books and records of Buyer relating to the Business to Seller and its auditors and other representatives (with appropriate consent of such auditors and representatives) for the purpose of verifying the information contained in any of the financial statements delivered by Buyer to Seller hereunder and the computation of the Earn-Out Amount.

d.      Within thirty (30) Business Days following receipt by Seller of the information provided by Buyer under Section 3.6.b, Seller may object in writing to Buyer as to the calculation of the Earn-Out Amount (and related calculations). Buyer shall have thirty (30) Business Days following receipt of Seller's objection to review the objection and respond to Seller in writing as to its agreement with or any exceptions to Seller's objections.  If Buyer takes exception to any of Seller's objections, Buyer and Seller shall attempt to resolve such dispute by negotiation for a period of five (5) Business Days following receipt by Seller of the Buyer's exceptions.  If Buyer and Seller fail to resolve such dispute within such period, then the Independent Auditors will make the final determination with respect to the Earn-Out Amount.  The costs and expenses of the Independent Auditors shall be shared equally as between Buyer and Seller, except that (i) if the Independent Auditors' calculation is less than ninety percent (90%) of Buyer's calculation Seller will pay all of the costs and expenses of the Independent Auditors, and (ii) if the Independent Auditors' determination exceeds Buyer's calculation by more than 10 percent, then Buyer shall pay all of the costs and expenses of the Independent Auditors.

3.7              Seller Contract Savings Share.   No later than forty-five (45) days after the end of the twelfth full month following the Closing, Buyer will provide to Seller its calculation of the Seller Contract Savings Share, broken down by category and savings from each of the Subject Agreements and concurrently with providing such calculation Buyer shall make the cash payment to Seller of the amounts so calculated.  Within ten (10) Business Days following its receipt thereof, Seller may object in writing to such calculation, setting forth its detailed description of the reasons for its objection.  Buyer and Seller shall attempt to resolve the matter by negotiation.  If the parties are unable to resolve the matter amicably within five (5) Business Days, then the matter shall be referred to the Independent Auditors for resolution, whose determination shall be binding, and within five (5) Business Days following such determination any unpaid portion of the Seller's Contract Savings Share shall be paid by Buyer to Seller and any overpayment by Seller shall be returned to Buyer.  The costs and expenses of the Independent Auditors shall be shared equally as between Buyer and Seller, except that (i) if the Independent Auditors' calculation is less than 90% of Buyer's calculation, Seller will pay all of the costs and expenses of the Independent Auditors, and (ii) if the Independent Auditors' determination exceeds Buyer's calculation by more than 10 percent, then Buyer shall pay all of the costs and expenses of the Independent Auditors.

3.8              Rejection Amount.

a.       Seller shall, by no later than two (2) days after the Contingency Date, provide Buyer with a statement of its good faith estimate of what the Rejection Amount will be (the "Estimated Rejection Amount"), setting forth the respective claims made under each Subject Agreement (other than any claims relating to the Safeco Bond) and the basis for Seller's determination of the portion of such claims that will constitute the Rejection Amount.  If the aggregate Estimated Rejection Amount for all the Subject Agreements (other than any claims relating to the Safeco Bond) exceeds $200,000, then Seller may elect to terminate this Agreement pursuant to Section 11 by giving Buyer notice of its intention to terminate with such statement, unless Buyer informs Seller in writing within two (2) days after receiving such statement that it agrees to pay the excess amount of such Estimated Rejection Amount over $200,000 (the "Excess Estimated Rejection Amount" ) and proceed to Closing upon the satisfaction or waiver of any remaining unfulfilled conditions of Buyer to close under Section 8.  If Buyer so elects, the Excess Estimated Rejection Amount shall be added to the Purchase Price and payable by Buyer to Seller at Closing with the Closing Payment.

b.      Promptly following the final determination of the Rejection Amount (other than any claims relating to the Safeco Bond) in Seller's Bankruptcy Cases, if Buyer has paid the Excess Estimated Rejection Amount to Seller with the Closing Payment, then Seller shall provide the Buyer with a statement setting forth in reasonable detail the actual excess of the Rejection Amount over $200,000, broken down by Subject Agreement, the Estimated Rejection Amount for such contract and a computation of the amount by which the Excess Estimated Rejection Amount exceeds or is less than the excess of the final Rejection Amount over $200,000.  If the Excess Estimated Rejection Amount is greater than the actual excess amount of the Rejection Amount over $200,000, then Seller shall reimburse Buyer in the amount of the overpayment.  If the actual excess of the Rejection Amount over $200,000 is less than the Estimated Excess Rejection Amount, then the positive difference shall be solely for the account of Seller.

c.        Buyer's sole obligation to Seller or any other party in any way relating to the Coffeyville Electric Contract (including any rejection damages which may be claimed by the City of Coffeyville or any other party) shall be fixed at $2,502,371.40, payable to Seller in thirty (30) equal consecutive monthly payments of $83,412.38 to be paid on the first day of each month, with the first such payment due to be made on the first business day of the month following the month in which the Closing occurs.

SECTION 4.                 CLOSING.

4.1              Closing Date.   The Closing shall take place at 10:00 a.m. on December 17, 2003, or such other date as the parties may mutually agree upon in writing (the "Closing Date"), at the office of Stinson Morrison Hecker LLP, 1201 Walnut, Suite 2800, Kansas City, Missouri, or at such other location as shall be mutually agreed.  Subject to the provisions of Section 11, failure to consummate the purchase and sale provided for in this Agreement on such date will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.  In such a situation, the Closing will occur as soon as practicable, subject to Section 11.  The Closing will be retroactively effective as of 12:01 a.m. on the Closing Date.

4.2              Transfer of Assets; Closing Deliveries.   At the Closing on the Closing Date, the Parties shall take the following actions and deliver the following items:

a.       Seller's Deliveries to Buyer.  Seller shall, effective as of 11:59 p.m. on the Closing Date, sell, assign, transfer and convey to Buyer (or its designee) all of its right, title and interest in and to the Transferred Assets, free and clear of all Liens other than Permitted Encumbrances.  Such sale, assignment, transfer and conveyance shall be effected or evidenced by delivery by Seller to Buyer of each of the following items:

(i)                  appropriate special warranty deeds in recordable form for the Transferred Real Estate owned by Seller or Farmland Pipeline Company;

(ii)                a Bill of Sale with respect to the portion of the Transferred Assets consisting of Tangible Property, in form and substance reasonably satisfactory to Buyer;

(iii)               an Assignment and Assumption Agreement in form and substance reasonably acceptable to Buyer;

(iv)              assignments in recordable form, together with any necessary transfer declarations or other filings, respecting Transferred Real Estate under lease, license, right-of-way, easement or similar agreement;

(v)                assignments for those Assumed Contracts requiring a written assignment;

(vi)              the Title Reports and Surveys for the respective parcels of Transferred Real Property;

(vii)             a certified copy of the Approval Order;

(viii)           affidavits of title in the form of Exhibit H hereto;

(ix)              a legal opinion of counsel to Seller, dated the Closing Date and addressed to Buyer, regarding the corporate authority of Seller to consummate the transactions contemplated by this Agreement;

(x)                originals, where available, or otherwise true and complete copies of all Assumed Contracts, transfer documents in connection with the 1997 Bonds, and other documents, certificates of title and vehicle registration and similar instruments evidencing the Transferred Assets;

(xi)              evidence satisfactory to Buyer from the Kansas Board of Tax Appeals or other appropriate agency of the exemption from property taxes of the portion of the Transferred Assets financed with the proceeds of the 1997 Bonds;

(xii)             such other documents, reasonably acceptable to Seller, as may reasonably be required by the title company in connection with the issuance of the Pro Forma Title Policies, including all documents to be executed or furnished by Seller to satisfy all requirements specified as conditions to the issuance of the Pro Forma Title Policies as those requirements are or may be revised by the Title Company from time to time before the Closing Date;

(xiii)           quit claim deeds, as appropriate, with respect to any outstanding fee interests of Seller relating to the Operation not otherwise transferred to Buyer through a special warranty deed as set forth under Section 4.2(a)(i);

(xiv)           an affidavit in a form and substance mutually acceptable to Buyer and Seller relating to adverse possession or prescriptive rights with respect to right-of-way interests held by Seller in connection with the Farmland Pipeline; and

(xv)            such other documents reasonably acceptable in form and substance to Buyer to evidence the transfer to Buyer of the Transferred Assets, including all interests benefiting or appurtenant to the Transferred Real Estate to the extent of Seller's interest therein.

b.      Buyer's Deliveries to Seller.  Buyer shall deliver the Closing Payment to Seller pursuant to Section 3.3, shall assume the Assumed Liabilities, and shall deliver to Seller:

(i)                  the Assignment and Assumption Agreement referred to in Section 4.2.a; and

(ii)                a legal opinion of counsel to Buyer, dated the Closing Date and addressed to Seller, regarding the corporate authority of Buyer to consummate the transactions contemplated by this Agreement and other customary matters for similar transactions, in scope and substance satisfactory to Seller and its counsel.

4.3              Prorations as of the Closing Date.  The Buyer and Seller agree that the following items attributable to the Transferred Assets and the Operations shall be prorated as of the Closing Date pursuant to the most recent information available to Seller, with Seller to be responsible for and to receive the benefit of the same for the period to but excluding the Closing Date, and the Buyer to be responsible for and to receive the benefit of the same from and after the Closing Date:

a.       real and personal property Taxes and assessments;

b.      water, sewer and other similar types of Taxes and installments or special benefit assessments;

c.       electric, gas, telephone and other utility charges;

d.      rentals or other assets payable under leases transferred to or assumed by such Buyer;

e.       charges under maintenance, service and other contracts and fees under licenses transferred to or assumed by such Buyer;

f.        prepaid expenses, emission fees, refunds, deposits and prepayments relating to Assumed Liabilities; and

g.       Taxes such as sales, franchise, gross receipts and other similar Taxes based upon revenues (but excluding Transfer Taxes).

4.4              Allocation of Transferred Assets and Assumed Liabilities to Buyer Affiliates at Closing.   Buyer shall have the right to take title to the Transferred Assets and Assumed Liabilities at the Closing through one or more of its wholly owned subsidiaries designated to Seller in writing no later than the Contingency Date.  In such event Buyer shall provide Seller together with such notice the name of each such subsidiary or subsidiaries together with a breakdown of the specific Transferred Assets and any applicable Assumed Liabilities which such subsidiary will be taking title to or assuming, as the case may be.  Seller will cooperate with Buyer with respect to the preparation of all applicable transfer documentation in connection therewith, including assignment documentation with respect to Assumed Contracts, title documentation respecting tangible property and Transferred Real Estate, and transfer or re-registration documentation respecting the transfer of Permits.

SECTION 5.                 SELLER'S REPRESENTATIONS AND WARRANTIES.

Seller hereby represents and warrants to Buyer as follows (except as set forth on the Disclosure Schedule):

5.1              Authorization.   The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will have been duly authorized by all necessary actions of Seller prior to the Closing, and this Agreement is, and any documents or instruments to be executed and delivered by Seller pursuant hereto will be, legal, valid and binding obligations of Seller enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the availability of equitable remedies.

5.2              Organization.   Each of Seller and Farmland Pipeline Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas.  Subject to Bankruptcy Court approval, Seller has all requisite corporate power and authority to enter into this Agreement and to sell, assign, transfer and convey the Transferred Assets to Buyer under this Agreement.  Except as set forth on the Disclosure Schedule, Section 5.2 neither the execution and delivery of this Agreement nor the sale of the Transferred Assets by Seller requires the consent or approval of, the giving of notice to, registration, filing or recording with or the taking of any other action by Seller in respect of any Governmental Authority.

5.3              Title to Properties.   Seller has, and at the Closing will transfer to Buyer, title to all of Seller's rights, title and interest in the Transferred Assets subject to Permitted Encumbrances.  Seller has fee simple title to the Transferred Real Estate owned by Seller, and a leasehold interest in the Transferred Real Estate leased by Seller and the improvements thereon, and has title to the easements and other rights in the Transferred Real Estate as described on Disclosure Schedule 5.3, subject only to Permitted Encumbrances, and other matters shown on the Surveys.  Buyer acknowledges receipt of copies from Seller of the title reports (collectively, the "Title Reports") and surveys (collectively, the "Surveys") described on Disclosure Schedule, Section 5.3.  The Title Reports and Surveys cover the Transferred Real Estate.  The Disclosure Schedule, Section 5.3 contains a true and correct description of the Transferred Real Estate.  Seller has provided Buyer with a true, complete and correct copy of each lease or license in Seller's possession under which a leasehold or license interest (hereinafter referred to as the "Leases and Licenses") is owned by Seller, except as set forth on Disclosure Schedule, Section 5.3.  Except as set forth on Disclosure Schedule, Section 5.3, (i) Seller, and to Seller's knowledge each other Person that has any obligation or liability under the Leases or Licenses have been and are in compliance with all applicable terms and requirements of each such Lease or License as of the date hereof, except where such failure to be in compliance would not prevent or hinder the exercise of Seller's rights under a Lease or License, (ii) to Seller's Knowledge, no event has occurred or circumstance exists (including the creation of this Agreement and the performance of obligations contemplated hereby) that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any other Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any of the Leases and any of the Licenses that are material to the Operations; (iii) there has not been any material amendment or modification to the Leases and Licenses, except to the extent such amendment or modification has been previously provided to Buyer; and (iv) the Leases and Licenses have not been assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered in any manner, except for such mortgages, trust deeds or encumbrances as will be released before the Closing.  The Seller has not given or received from any other Person, at any time since August 31, 2003, any written notice or other written communication regarding any actual or, to the knowledge of Seller, threatened violation or breach of, or default under, any of the Leases and Licenses.  Except as set forth in the Disclosure Schedule, Section 5.3, each of the Leases and Licenses are in full force and effect, except where the failure of a Lease or License to be in full force and effect would not materially hinder the Operations.  To Seller's Knowledge, there are no negotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to or by Seller under any of the Leases and Licenses.  Except for the Leases and Licenses, there are no other written leases or licenses with respect to the Transferred Real Estate or occupancy agreements to which Seller is a party affecting the Business as currently conducted.  To Seller's Knowledge and except as provided in Disclosure Schedule, Section 5.3, all facilities leased or subleased thereunder have received all approvals of Governmental Authorities required in connection with the operation thereof and have been operated and maintained in accordance with the applicable Legal Requirements (but not including Legal Requirements under Environmental Laws) except where the failure to obtain such approval, or to so operate or maintain such facilities could not reasonably be considered a Material Adverse Change.

Seller has provided Buyer with a copy of each document, contract and other instrument in Seller's possession evidencing any right of way, easement or other property right associated with the Transferred Real Estate.  Except as set forth on the Disclosure Schedule, Section 5.3, or as will not be a Material Adverse Change, Seller has not received notice of, nor has Knowledge of, any condemnation, zoning or other land use proceedings (but not including proceedings under Environmental Laws), either instituted or planned to be instituted, that would prevent the use, occupancy or operation of any of the Transferred Real Estate for its current uses.  Except as disclosed on the Disclosure Schedule, Section 5.3, to Seller's Knowledge there are no structural defects relating to any of the improvements to the Transferred Real Estate that pose an  imminent threat to the safety of personnel or the continuation of Operations in the ordinary course, or that could reasonably be expected to be considered a Material Adverse Change; and (b) there is no existing or, to the Knowledge of Seller, threatened plan to modify or realign any street or highway or eminent domain Proceeding that would result in the taking of all or any part of any of the Transferred Real Estate or that would prevent or hinder the continued use of any of the Transferred Real Estate as currently being used by Seller in the conduct of the Operations.  No default or breach exists by Seller, or to Seller's Knowledge, by the Lessor or other party (or would result from the consummation of the transactions contemplated hereunder) under any easements, appurtenances, licenses, servitudes, tenancies, options, rights-of-way or other real property rights and privileges constituting the Transferred Real Estate where such breach or default would be a Material Adverse Change. Except as disclosed on the Disclosure Schedule, Section 5.3, to Seller's Knowledge all facilities located on each parcel of Transferred Real Estate are supplied with utilities and other services necessary for the operation of such facilities as currently being conducted, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel of real property.  Seller has granted no outstanding options or rights of first refusal to purchase any Transferred Real Estate, or any portion thereof or interest therein.  To the Knowledge of Seller, there is no pending or contemplated tax reassessment of any property included in any parcel of Transferred Real Estate.  To the Knowledge of Seller, there are no existing or pending claims of adverse title or prescriptive rights with respect to the Transferred Real Estate (including respecting the Farmland Pipeline).

5.4              Tangible Property.   Disclosure Schedule, Section 5.4, contains a full and complete inventory in all material respects of all items (specifically or by categories) of the Transferred Assets constituting tangible personal property, other than the Inventory, wherever located (the "Tangible Property")  Except as set forth on the Disclosure Schedule, Section 5.4, all the Tangible Property is in good operating condition and repair, normal wear and tear excepted, and has been properly and timely serviced and maintained at all times while in Seller's possession in accordance with Seller's past practice, and is suitable for the purposes for which it is currently being used or intended by Seller to be used, all in accordance with generally accepted business standards in the applicable industry.

5.5              Sufficiency of Assets.   Except for the Excluded Assets (the exclusion of which will not be material to the Operations), the Transferred Assets constitute substantially all the property, tangible or intangible, that is necessary to have to operate the Transferred Assets as a going concern as of the Closing in the manner being operated by Seller on the date of this Agreement.

5.6              Litigation.   Disclosure Schedule, Section 5.6 sets forth each instance in which Seller or Farmland Pipeline Company (i) is subject to any outstanding injunction, judgment, order, decree (unilateral or consent), ruling, or charge or (ii) is a party or, to Seller's Knowledge, is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any mediator or arbitrator which either could reasonably be expected to have a material adverse effect on the Transferred Assets or in any manner seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

5.7              No Finder's Fee.   Except as set forth in the Disclosure Schedule, Section 5.7, Seller has not employed or retained any broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby Buyer may be obligated to pay such a fee or commission

5.8              Legal Compliance.   Except as set forth in the Disclosure Schedule, Section 5.8 and Section 5.10, to Seller's Knowledge neither Seller nor Farmland Pipeline Company is in violation or in non-compliance in any material respect with any Legal Requirements (which term for this purpose shall not include Environmental Laws) applicable to the ownership or operation of the Transferred Assets, except to the extent of any such matters which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Transferred Assets, except for claims in the Bankruptcy Cases.  Except as set forth in Disclosure Schedule, Section 5.8, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been given to or commenced against Seller or Farmland Pipeline Company alleging any failure so to comply, except for claims in the Bankruptcy Cases.

5.9              Consents and Approvals.   No consent, approval, authorization of, declaration, filing, or registration with, any Governmental Authority is required to be made or obtained by Seller or Farmland Pipeline Company in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) approval by the Bankruptcy Court via entry of the Sale Order, (b) the filing of a notification and report form under the HSR Act or any similar act or law, and the expiration or earlier termination of the applicable waiting period thereunder, and (c) consents, approvals, authorizations, declarations, or rulings identified on the Disclosure Schedule, Sections 5.9 and 5.12, and (d) for consents, approvals, authorizations, declarations, or rulings the failure of which to make or obtain will not have a material adverse effect.

5.10          Environmental Laws.   Except as set forth in Disclosure Schedule, Section 5.10, with respect to the ownership and/or operation of the Transferred Assets, for the preceding five calendar years from the Closing Date:

a.                   To Seller's Knowledge, each of Seller and Farmland Pipeline Company is, in compliance with, and at all times has complied with, applicable Environmental Laws, as in effect as of the date hereof.

b.      There are no existing or, to Seller and Farmland Pipeline Company's Knowledge, threatened actions, suits, proceedings, orders, decrees (unilateral or consent), hearings, investigations, charges, complaints, claims, demands, notices or restrictions of any nature resulting from, related to or arising under any Environmental Law.

c.       There are no Hazardous Substances present on, in or at the Transferred Assets or at any geologically, hydrologically or physically adjoining or adjacent property, resulting from, related to, or arising out of Seller's and/or Farmland Pipeline Company's ownership, operation and/or use of the Transferred Assets.

d.      There has been no Release or, to Sellers' Knowledge, threat of Release, of any Hazardous Substances at, to or from any Facility or at any other location where any Hazardous Substances were generated, manufactured, Released, refined, transferred, produced, imported, used or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) of the Business, or to Sellers' Knowledge any geologically or hydrologically adjoining property.

5.11          Farmland Pipeline Company.  Farmland Pipeline Company has no assets or liabilities other than as set forth in Disclosure Schedule, Section 5.11.

5.12          Permits. Disclosure Schedule, Section 5.12 sets forth a list of all of Seller's and Farmland Pipeline Company's Permits relating to the Transferred Assets and Operations.  Such Permits constitute all Permits necessary to conduct the Operations as now being conducted, operated, maintained and used.  To the best of Seller's Knowledge, complete and accurate copies of each of the Permits identified in Disclosure Schedule, Section 5.12, have been delivered to Buyer prior to the Closing Date.  Seller or Farmland Pipeline Company, as the case may be, has or will have paid all fees and charges due prior to the Closing Date in connection with the Permits, except as disclosed on Disclosure Schedule, Section 5.12.  Except as set forth on Disclosure Schedule, Section 5.12, (i) each Permit is in full force and effect or is pending renewal and complete applications therefor have been timely filed with governmental authorities with jurisdiction; (ii) Seller or Farmland Pipeline Company, as the case may be, is in compliance in all material respects with such Permits; (iii) no proceeding is pending or, to the Knowledge of Seller, threatened to revoke or limit any such Permit; and (iv) neither Seller nor Farmland Pipeline Company has received notice from any applicable Governmental Authority that:  (i) any such existing Permit will be revoked; (ii)  any pending application for any new such Permit or renewal of any existing Permit will be denied.  All Permits necessary to be maintained in connection with Operations as currently being conducted will be maintained through the Closing Date.

5.13          No Defaults.  Except as set forth on the Disclosure Schedule, Section 5.13, neither Seller nor Farmland Pipeline Company is in violation, breach of, or default under (and no event has occurred that with notice or the lapse of time would constitute a violation, breach of, or a default by Seller or Farmland Pipeline Company under) any term, condition, or provision of (a) any Assumed Contract that constitutes a part of the Transferred Assets, (b) any order, writ, injunction, decree (unilateral or consent), statute, rule, or regulation applicable to any Transferred Assets, or (c) any Permit necessary for the conduct of the Operations by Buyer in substantially the same manner as currently being conducted by Seller or Farmland Pipeline Company, except for those violations, breaches or defaults that (i) occurred prior to or upon the commencement of the Bankruptcy Cases and that are excused by the Bankruptcy Court or the applicability of any provision of the Bankruptcy Code or (ii) will not constitute a Material Adverse Change.

5.14          Assumed Contracts.   Schedule 2.6 contains a complete and accurate list of all the Assumed Contracts.  Except as set forth on Schedule 2.6 and except for matters that occurred prior to or upon the commencement of the Bankruptcy Cases and that are excused by the Bankruptcy Court or the applicability of any provision of the Bankruptcy Code:

(i)                  Seller, Farmland Pipeline Company and, to Seller's Knowledge, each other Person that has any obligation or liability under any Assumed Contract, is or at the Closing Date will be in material compliance with all applicable terms and requirements of each Assumed Contract to which it is a party,

(ii)                to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Assumed Contract,

(iii)               there has not been any amendment or modification to any of the Assumed Contracts as to which "Required Assumption" is noted on Schedule 2.6, and there has not been any material amendment or modification to any of the other Assumed Contracts, except in each case to the extent such amendment or modification has been previously delivered to Buyer, and

(iv)              the Assumed Contracts have not been assigned in any manner.  Seller has not given or received from any other Person, at any time since December 31, 2002, any notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any of the Assumed Contracts.

Each Assumed Contract is in full force and effect, is valid and enforceable in accordance with its terms.  Except as set forth on Schedule 2.6, there are no negotiations of, outstanding rights to renegotiate, or, to Seller's Knowledge, attempts to renegotiate any material amounts paid or payable to Seller under any of the Assumed Contracts.  There are no written or oral contracts, arrangements, understandings or agreements to which Seller or Farmland Pipeline Company is a party which are necessary for or material to the Operations as presently being conducted by Seller and Farmland Pipeline Company other than the Assumed Contracts, except for those contracts not being assumed by Buyer and which are listed on Schedule 2.6.

5.15          Taxes.   As of the Closing, none of the Transferred Assets are subject to any liens for Taxes, other than liens for Taxes not yet due and payable.  All Taxes that Seller or Farmland Pipeline Company was or is required by law to withhold or collect in connection with the Operations or the Transferred Assets for periods prior to the Closing have been withheld or collected, and paid or deposited with the appropriate governmental authorities as required by law.  Neither Seller nor Farmland Pipeline Company has received any notice from a taxing authority in a jurisdiction in which it does not file Tax Returns that it may be subject to tax in that jurisdiction.

5.16          Certain Financial Information.  Seller has provided to Buyer (a) audited financial statements for the fiscal years ending August 31, 2001 and August 31, 2002 with respect to Seller's consolidated operations and audited financial statements for Seller's petroleum division for the fiscal years ended December 31, 2000 and December 31, 2001 (the "Annual Statements"), and (b) unaudited financial statements as of and for the quarterly periods ending November 30, 2002, February 28, 2003 and May 31, 2003, with respect to Seller's consolidated operations  (the "Quarterly Statements" and, together with the Annual Statements, the "Financial Statements").  Seller has also provided to Buyer unaudited monthly plant operating summaries for the Operations for the calendar months of August, 2002 though August, 2003 (the information set forth therein, collectively, the "Operating Summaries").  The Financial Statements have been prepared from, and are in accordance with, the books and records of Seller, and have been prepared in accordance with GAAP, including the implementation of new accounting standards as required by GAAP, applied on a consistent basis throughout the periods covered thereby (except (a) any inconsistencies specifically disclosed in the Financial Statements, and (b) the Quarterly Statements may not include footnotes and shall be subject to nonmaterial year-end adjustments), and fairly present in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Seller at the dates and for the periods covered thereby.  The Supplemental Financial Statements, when delivered pursuant to Section 7.14, will have been prepared from, and will be in accordance with, the books and records of Seller, and will have been prepared in accordance with GAAP, including the implementation of new accounting standards as required by GAAP, applied on a consistent basis throughout the periods covered thereby (except (a) any inconsistencies specifically disclosed in the Financial Statements, (b) such Supplemental Financial Statements may not include footnotes and shall be subject to nonmaterial year-end adjustments), and will fairly present in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Seller at the dates and for the periods covered thereby.  The Operating Summaries have been and the Supplemental Operating Summaries, when delivered pursuant to Section 7.14, will have been prepared on a basis consistent with Seller's historically prepared operating summaries (except (a) any inconsistencies specifically disclosed in the Supplemental Operating Summaries and (b) the method of handling plant operating costs for plants that operate for a portion, but not all, of any month was adopted in April, 2002 and has been applied on a consistent basis since that date).

5.17          Intellectual Property.   The Intellectual Property identified in the Disclosure Schedule, Section 5.17, constitutes all the Intellectual Property owned or licensed by Seller and used in or relating to the Transferred Assets or the Operations as currently conducted which is necessary to conduct the Operations after the Closing in substantially the same manner as conducted by Seller prior to Closing (collectively the "Transferred Intellectual Property"), other than the Seller Retained Intellectual Property, none of which will be necessary for the conduct by Buyer of Operations after the Closing Date.  The products used, manufactured, marketed, sold or licensed by Seller in connection with the Operations, and all Transferred Intellectual Property do not, to Seller's Knowledge, infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.  Seller has no Knowledge of any Transferred Intellectual Property that infringes upon, violates or constitutes the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

5.18          Revenue Bond Financing.

a.       $42,313,128.42 aggregate principal amount of 1997 Bonds are currently outstanding under the Amended and Restated Trust Indenture, dated as of February 8, 2002, between JP Morgan Chase Bank and the City of Coffeyville, Kansas (the "1997 Bond Indenture").  For purposes hereof, "1997 Bonds" means, collectively, (1) the City of Coffeyville, Kansas, Taxable Industrial Revenue Bonds, Series A, 1997 (Farmland Industries, Inc.) in the aggregate principal amount of not to exceed $255,110,000, and (2) the City of Coffeyville, Kansas, Subordinated Taxable Industrial Revenue Bonds, Series B, 1997 (Farmland Industries, Inc.) in the aggregate principal amount of not to exceed $10,520,000, in each case issued pursuant to the 1997 Bond Indenture. All outstanding 1997 Bonds are registered in the name of Seller, and Seller is the sole beneficial owner of the outstanding 1997 Bonds, such 1997 Bonds being the Subordinated Taxable Industrial Revenue Bond, Series B, 1997 (Farmland Industries, Inc.) No. OP-R-2 in the principal amount of $2,313,128.42, and the Taxable Industrial Revenue Bond, Series A, 1997 (Farmland Industries, Inc.) No. R-2 in the principal amount of $40,000,000.  There are no bonds, notes or other evidence of indebtedness, other than the 1997 Bonds, outstanding under the 1997 Bond Indenture.  Seller has in connection with the 1997 Bonds entered into an Amended and Restated Head Lease, dated as of February 8, 2002 (the "Head Lease") and an Amended and Restated Easement Agreement, dated as of February 8, 2002 (the "Easement Agreement"), in each case with the City of Coffeyville, Kansas.  With respect to the Head Lease, the Easement Agreement, the 1997 Bonds and the 1997 Bond Indenture (collectively, the "1997 Bond Documents"):

(i)         the 1997 Bond Documents are in full force and effect, and are valid and enforceable in accordance with their terms;

(ii)        Seller and, to Seller's Knowledge, each other Person that has any obligation or liability under any 1997 Bond Document, is or at the Closing Date will be in material compliance with all applicable terms and requirements of each 1997 Bond Document to which it is a party;

(iii)       there has not been any amendment or modification to any 1997 Bond Document;

(iv)       except as provided in the Disclosure Schedule, Section 5.18.a, the 1997 Bond Documents have not been assigned by Seller in any manner.  Seller has not given or received from any other Person, at any time, any notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any 1997 Bond Documents; and

(v)        except as provided in the Disclosure Schedule, Section 5.18.a, the 1997 Bond Documents will be free and clear of all Liens on the Closing Date.

b.      Seller has no obligations with respect to the $9,690,000 City of Coffeyville, Kansas Taxable Electric Utility System Revenue Bonds, Series 1999B (Farmland Industries Project) other than those obligations of Seller set forth in the Coffeyville Electric Contract.

c.       No Tax Exempt Bonds (as defined in the 1997 Bond Indenture) have been issued at any time by any Person and no Tax Exempt Bond Documents (as defined in the 1997 Bond Indenture) have been entered into at any time by any Person.

d.      As of the Closing Date, the Kansas Board of Tax Appeals or other appropriate agency shall have granted an exemption such that all or substantially all of the Transferred Assets relating to the Fertilizer Complex financed in whole or in part with the proceeds of the 1997 Bonds are exempt from those state and local property or ad valorem taxes levied by the City of Coffeyville, Kansas, Montgomery County, Kansas, the State of Kansas or any political subdivision or agency of the State of Kansas, or any other Person, under the laws of the State of Kansas, including any local or general laws since the issuance of the 1997 Bonds until the stated maturity date of the 1997 Bonds, as such exemptions shall be granted by the Kansas Board of Tax Appeals.

e.       Seller shall have transferred the 1997 Bond Documents and any other related agreements which Buyer in its discretion determines to be necessary for its ownership or operation of the Transferred Assets to Buyer free and clear of all Liens, except to the extent of the Liens in favor of the City of Coffeyville under the Head Lease.

5.19          No Changes.   Except as set forth in the Disclosure Schedule, Section 5.19, since July 31, 2003 the Operations have been conducted in the ordinary course of business, and except for the occurrences in connection with the filing of the Bankruptcy cases, there has been no event or change which has had or could reasonably be expected to have a Material Adverse Change.

5.20          Accuracy of Statements.  To Seller's Knowledge, no representation, warranty or other statement made by Seller to Buyer in this Agreement or any statement, certificate or schedule furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.  Seller has no Knowledge of any fact that has specific application to Seller that constitutes or may result in a Material Adverse Change that has not been set forth in this Agreement or openly disclosed to Buyer in writing prior to the date of this Agreement.

SECTION 6.                 REPRESENTATION AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

6.1              Authorization for Agreement and Consents.   The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will have been duly authorized by all necessary actions of Buyer prior to the Closing, and this Agreement is, and any documents or instruments to be executed and delivered by Buyer pursuant hereto will be, legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the availability of equitable remedies.

6.2              Organization.   Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Buyer requires the consent or approval of, the giving of notice to, registration, filing or recording with or the taking of any other action by Buyer in respect of any Governmental Authority.

6.3              No Violation.   The execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate or constitute a breach or default under the organizational documents of Buyer or any provision of any mortgage, trust indenture, lien, lease, agreement, instrument, or court order, judgment or decree to which Buyer is bound.

6.4              Finder's Fees.   Buyer has not employed or retained any broker, agent, finder or other party or incurred any obligation for brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby Buyer or Seller may be obligated to pay such a fee or a commission.

6.5              No Litigation.   No suit, action or legal, administrative, arbitration or other proceeding or, to Buyer's Knowledge, no investigation by any governmental agency, is pending or, to Buyer's Knowledge, has been threatened by or against Buyer which would materially and adversely affect the ability of Buyer to consummate the transaction provided for in this Agreement.

6.6              Buyer's Financing.   Buyer is highly confident that it will be able to secure the funds necessary to enable Buyer to pay the Purchase Price to Seller on the Closing Date.

6.7              No Rights or Options to Purchase.   Buyer does not have, nor does any Affiliate of Buyer have, any interest in, right or option to purchase any of the Transferred Assets which arises or exists outside of the terms of this Agreement.

SECTION 7.                 COVENANTS.

7.1              Seller's Chapter 11 Bankruptcy Case; Future Actions.

a.       This Agreement and the transactions contemplated thereby are contingent upon the approval and authorization of the Bankruptcy Court.  Seller agrees to file a motion within 10 days after the date hereof to seek approval by the Bankruptcy Court of:  (a) at a first hearing, the Auction and Bid Procedures attached hereto as Schedule 7.1 (the "Sale Motion") and (b) at a second hearing, the sale contemplated hereby (subject to said Auction and Bid Procedures) (the "Approval Order").  Seller shall promptly advise Buyer of any written objections filed with the Bankruptcy Court to this Agreement.  Seller agrees that during the term of this Agreement, it will not propose or support a proposal to the Bankruptcy Court that provides for (i) a transfer of the Transferred Assets to an entity other than Buyer or to a purchaser under the Auction and Bid Procedures or (ii) the continued ownership of the Transferred Assets by Seller.  In the event Seller should breach the agreement set forth in the immediately preceding sentence and Buyer terminates this Agreement as a result of such breach, then Buyer shall be entitled to the Break-Up Fee, payable as provided in Section 11.2 below.

b.      Seller shall take no action in the Bankruptcy Cases, including through any confirmed plan of reorganization, which is inconsistent in any way with the terms of this Agreement.

7.2              Seller's Employees.

a.       Seller shall cooperate with Buyer or its Affiliates to permit Buyer to interview and/or offer employment to any or all of those employees of Seller listed on Schedule 7.2 ("Facility Employees").  Seller shall coordinate interviews with a designated representative of Buyer.  After interviewing Facility Employees who apply for employment with Buyer, Buyer shall provide Seller with a list of all of those Facility Employees to whom Buyer wishes to make offers of employment, which list shall include the nature and title of the position offered.  Buyer shall also provide Seller with a list of those Facility Employees accepting such employment offers (the "Hired Employees") on or before the Closing Date.

b.      Facility Employees who are represented by the Unions and who are hired by the Buyer shall be employed subject to the terms of the Collective Bargaining Agreement applicable to such Employee.  Those employees who accept such offer of employment are hereinafter referred to as the "Represented Employees."  Effective as of the consummation of the Closing, Buyer shall recognize the Unions as the collective bargaining representative of the employees in the Unions' bargaining unit at the Facilities, and thereafter comply with all applicable obligations under the respective Collective Bargaining Agreements.  Nothing in this Agreement shall require or be deemed or construed to require Buyer to assume in any way or be bound by the terms of the collective bargaining agreements to which Seller and the Unions were previously a party and Buyer unequivocally disclaims the assumption of any said agreements.  Buyer may offer employment to any of Seller's employees who are not Represented Employees (the "Non-Represented Employees") on any terms acceptable to Buyer and the non-represented employees accepting said employment.

c.       The Hired Employees will become Buyer's employees immediately following the Closing and at the Closing Buyer shall, except as otherwise provided in this Section 7.2, become responsible for wages, salaries, benefits, other compensation, severance pay and benefits to the extent required under the Collective Bargaining Agreements or any Legal Requirement, or notices required under such Legal Requirements with respect to the Hired Employees arising with respect to employment with Buyer.

d.      Seller shall retain responsibility for, and shall indemnify Buyer from and against, all damages for the following matters which accrue for the periods up to the Closing as a result of any Facility Employee's employment with Seller:

(i)                  wages, salaries, stay and other bonuses, variable compensation and income sharing plans and all Taxes associated therewith;

(ii)                severance pay and severance benefits to the extent required under applicable Legal Requirements or notices required under such Legal Requirements with respect to Facility Employees of Seller who are terminated by Seller prior to or at the Closing and who do not become Hired Employees

(iii)               workers' compensation claims and liabilities relating to (x) all Seller employees other than Hired Employees for occurrences, known or unknown,  at any time, and (y) relating to Hired Employees for all occurrences, known or unknown, prior to the date of employment by Buyer of such Hired Employees; and

(iv)              vacation pay with respect to Seller's employees.

e.       All of the Hired Employees will be permitted to enroll in all of Buyer's plans in accordance with the terms and conditions of such plans in effect from time to time.

f.        Seller shall have caused the termination of the employment of the Hired Employees as of the Closing and shall have provided such notice of termination if and as required by the WARN Act or any similar state law, and shall have complied with any Legal Requirements.

g.       Nothing in this Agreement shall be deemed or construed to require Buyer to continue to employ any Hired Employees for any period after Closing.  Continuation coverage under COBRA shall be offered by Seller to all Facility Employees whose employment with Seller is terminated as a result of the transactions contemplated by this Agreement so long as Seller maintains its current group health plan, but in no event beyond the maximum period required by law.  Buyer acknowledges that at some point in time following the Closing, Seller intends to discontinue its current health plan.

7.3              Access.  From and after the date of this Agreement until the Closing Date, Seller shall, upon reasonable advance notice and subject to any existing confidentiality agreements and to the execution of additional confidentiality agreements required by Seller, afford to Buyer's officers, independent public accountants, counsel, lenders, consultants and other representatives, reasonable access during normal business hours to the Transferred Assets and all records pertaining to the Transferred Assets.  Buyer, however, shall not be entitled to access to any materials containing privileged communications or information about employees, disclosure of which might violate an employee's reasonable expectation of privacy.  Buyer expressly acknowledges that nothing in this Section is intended to give rise to any contingency to Buyer's obligations to proceed with the transactions contemplated herein.

7.4              HSR Act.   Seller and Buyer promptly will compile and file (or will cause its "ultimate parent entity" (as determined for purposes of the HSR Act) to file) a Notification and Report Form pursuant to the HSR Act containing such information respecting such party as the HSR Act requires.  Each of Buyer and Seller shall be responsible for its own expenses incurred in connection with the preparation of any of the reports and other information required by the HSR Act, Seller and Buyer each agree to pay fifty percent (50%) of any filing fees required to be paid in connection with such HSR Act filings.

7.5              Permits, Consents, etc.

a.       Permits.  Seller shall use its best efforts to obtain all consents, if any, of any person not a party to this Agreement which are required to transfer any of the Transferred Assets to Buyer (collectively, the "Required Consents") and obtain all Permits, if any, necessary to transfer the Transferred Assets to Buyer (collectively, the "Permits"), and to transfer to Buyer all Transferable Permits that are transferable as of the Closing Date; provided, however, that Seller shall not be required to expend any funds in connection with the foregoing.  Buyer shall diligently seek and obtain all Permits, if any, and shall cooperate with Seller to obtain all Required Consents necessary to transfer the Transferred Assets to Buyer.

b.      Financial Assurances.  On or before the Closing Date, Buyer shall have taken all commercially reasonable steps necessary to obtain approval of legally required financial assurances mechanisms from Governmental Authorities for the Transferred Assets as required by Environmental Laws, as identified in Exhibit C.

c.       Board of Tax Appeals.  Seller shall take all steps necessary before the Closing to obtain formal evidence that the Kansas Board of Tax Appeals or other appropriate agency has granted an exemption such that all of the Transferred Assets relating to the Fertilizer Complex financed in whole or in part with the proceeds of the 1997 Bonds are exempt from all state and local property or ad valorem taxes levied by the City of Coffeyville, Kansas, Montgomery County, Kansas, the State of Kansas or any political subdivision or agency of the State of Kansas, or any other Person, under the laws of the State of Kansas, including any local or general laws since the issuance of the 1997 Bonds.

7.6              Title Commitments and Buyer's Surveys.  Seller shall, on behalf of Buyer, obtain from a title company or companies acceptable to Buyer commitments for title insurance covering the Transferred Real Estate in form and substance satisfactory to Buyer (collectively the "Title Commitments").  Buyer may also, at Buyer's option and expense, cause to be prepared additional surveys (collectively, the "Buyer's Surveys") of the Transferred Real Estate prepared by a registered public surveyor.  Notwithstanding the foregoing, obtaining Title Commitments and Buyer's Surveys shall not delay the Closing and Seller shall have no obligation to cure defects in title or other matters disclosed by the Title Commitments or the Buyer's Surveys.  Buyer and Seller each agree to pay fifty percent (50%) of the premium payable for such Title Policies.

7.7              Conduct of the Business by Seller Pending Closing.   Subject to any obligations as a debtor or debtor-in-possession under the Bankruptcy Code, Seller shall use all commercially reasonable efforts to conduct the Operations in the ordinary course of business.  Seller shall use its reasonable efforts to preserve intact its and Farmland Pipeline Company's business organizations and relationships with third parties and to keep available the services of necessary officers and employees subject to the terms of this Agreement.  Seller shall also maintain the Transferred Assets in a state of repair and condition that complies with all Legal Requirements (except as disclosed herein respecting past practices) and is consistent with Seller's past practices.  Except as otherwise contemplated under this Agreement, including the transition procedures on Exhibit F, from the date hereof until the Closing Date, without the prior written consent of Buyer, Seller shall not:

a.       adopt or propose any change in Seller's organizational documents which could materially impact the transactions contemplated by this Agreement;

b.      lease, license, or otherwise surrender, relinquish, encumber, or dispose of any Transferred Assets other than the disposition of immaterial quantities of obsolete or damaged Transferred Assets in the ordinary course of business;

c.       allow any Tangible Property to be removed from its applicable site location without Buyer's prior written consent and without maintaining an accurate log of such removed property by description, date removed, person authorizing removal, off-site location, purpose for removal and estimated duration offsite, except in the ordinary course of business;

d.      change any method of accounting or accounting practice used by it, except for any change required by GAAP;

e.       establish or increase the benefits under, or promise to establish, modify or increase the benefits under, any Employee Benefit Plan or otherwise increase the compensation payable to any Facility Employees, except in accordance with existing plans and agreements consistent with past practice, or establish, adopt or enter into any collective bargaining agreement, in each case with respect to the Facility Employees;

f.        obtain any rulings or make any elections with respect to Taxes, or enter into any agreements with any taxing authority to the extent any of the foregoing would impact the Business;

g.       increase or decrease the Inventory, except in the ordinary course of business, and except to the extent necessary to reduce the Inventory to a level such that the estimated value thereof as of the Closing Date shall not exceed $85,000,000;

h.       agree or commit to do any of the foregoing; or

i.         except to the extent necessary to comply with the requirements of applicable Legal Requirements, (i) take, agree, or commit to take, any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect on the Closing Date, or (iii) take, agree, or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions set forth in Section 8 not being satisfied.

7.8              Transition Cooperation and Procedures; Inspection Rights.   From the date of this Agreement through the Closing Date, Buyer and Seller shall cooperate in all reasonable respects, giving due consideration to Seller's contemplated reduction in staffing, in connection with effectuating a smooth transfer of the Transferred Assets and Operations from Seller to Buyer, and after the Closing Date Buyer and Seller will cooperate for such time as is reasonably necessary, but in any event at least sixty (60) days, to complete such transition.  Such cooperation shall include among other things (i) assuring that all accounts receivable related to the period prior to the Closing Date are properly collected and credited to Seller, and all accounts receivable related to the period from and after the Closing Date are properly collected and credited to Buyer; (ii) providing human resources support in connection with the transfer of employees from Seller's payroll to Buyer's payroll, (iii) processing and diligent pursuit of permit transfers, registrations and filings, (iv) providing Buyer with any and all documentation in Seller's or Farmland Pipeline Company's possession or reasonably available to Seller or Farmland Pipeline Company relating to the Farmland Pipeline not previously delivered to Buyer; and (v) the efficient handover of the Transferred Assets from Seller to Buyer.  In furtherance of the foregoing, Buyer and Seller shall each designate transition representatives within seven (7) days after the date hereof who will be in charge of this process on behalf of the respective parties, and will be responsible for agreeing on and administering a set of binding transition procedures and guidelines as promptly as possible after the execution of this Agreement which shall upon agreement be attached as Exhibit F to this Agreement, and will meet personally or telephonically periodically to effectuate such transition.  To the extent Seller is not able to obtain on or prior to the Closing consent to the assignment to Buyer of any technology licenses or similar intellectual property rights agreements which Buyer wishes to assume, Seller agrees it will continue to make payment under such agreements until such time as consent to assignment to Buyer can be obtained, and Buyer agrees to reimburse Seller on a back-to-back basis for all such payments under each such agreement.

From the date hereof to the Closing Date, the Buyer shall be entitled to have designated representatives visit the Seller's facilities relating to the Transferred Assets and its headquarters in Kansas City from time to time, upon reasonable prior request by the Buyer; provided that the activities of such representatives shall be conducted in such a manner as not to interfere with the Operations.  Such representatives shall have the right to review historical financial statements and expenditures, audit records (except for restricted personnel records), inspect equipment, review permits, the progress of operations, maintenance and operating practices and otherwise observe all activities at the respective facilities. In addition, prior to the Closing Buyer shall have the right to conduct a walk-through inspection of all the premises where the Transferred Assets are located for the purpose of verifying the status of the Transferred Assets, Seller's compliance with its covenants hereunder and satisfaction of conditions to the Closing, upon reasonable prior notice to and scheduling with Seller's representatives.

7.9              Exclusivity.  Seller, subject to its fiduciary obligations under the Bankruptcy Cases, will not (i) solicit, initiate or encourage the submission of any proposal or offer from any person or entity to act as the stalking horse bidder with respect to the acquisition of any of the Transferred Assets, (ii) participate in any discussions or negotiations or enter into an agreement with or regarding any person or entity to act as the stalking horse bidder of the Transferred Assets, or (iii) participate in any discussions or negotiations with any person or entity regarding a plan of reorganization that does not provide for the transfer of the Transferred Assets to Buyer or to another purchaser pursuant to the Auction and Bid Procedures.  Nothing contained herein shall preclude Seller, acting in accordance with the Auction and Bid Procedures from contacting any person or entity to become a prospective participant in an auction of the Transferred Assets or taking any other action with respect to prospective participants in such auction, including providing information concerning the Transferred Assets.

7.10          Farmland Pipeline Company.   Seller agrees to take whatever action is required by Seller as the sole stockholder of Farmland Pipeline Company to approve the transfer of the assets of Farmland Pipeline Company included in the Transferred Assets to Buyer and to otherwise cause the transfer of such assets by Farmland Pipeline Company to Buyer.

7.11          Sales and Transfer Taxes.   Seller shall be responsible for and agrees to pay when due all Transfer Taxes arising out of the transfer of the Transferred Assets by Seller and the other transactions contemplated herein, and Buyer and Seller each agree to pay fifty percent (50%) of the cost of all state sales Taxes that may be levied on the transfer to Buyer of Transferred Assets consisting of vehicles and tangible personal property..  Seller shall make best efforts to seek as part of the Approval Order a finding by the Bankruptcy Court, pursuant to Section 1146(c) of the Bankruptcy Code that the transaction contemplated hereunder are free of any and all Transfer Taxes.  Seller agrees, if necessary, to amend any plan of reorganization to obtain such exemption.

7.12          Notification of Certain Events.   From the date hereof through the Closing Date, Seller shall give prompt notice to Buyer of, and Buyer shall give prompt notice to Seller of (a) the occurrence, or failure to occur, of any event the occurrence or failure of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect; (b) any material failure of Seller, on the one hand, and Buyer on the other, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and each party shall use all reasonable efforts to remedy the same; (c) any litigation commenced against such party in respect of the transactions contemplated by this Agreement and (d) any events or occurrences that may adversely impact the Operations or the commercial value of the Transferred Assets.  Seller shall provide notice to Buyer of all matters that are required to be served on Seller's creditors and other applicable parties pursuant to the Bankruptcy Code and other applicable law.

7.13          Solicitation of Remedial Action.   Seller shall not, without Buyer's written consent, which shall not be unreasonably withheld or delayed, take any affirmative action to solicit from any Governmental Authority, any proceeding, order or directive or other mandate to modify any of the investigation, remediation, implementation activities, and/or restoration requirements for the activities identified in Exhibit C.  The foregoing will not restrict Seller from reporting to any Governmental Authority, including any environmental agency, any condition at the Transferred Assets, which Seller has a legal obligation to report under applicable Environmental Laws and as required under applicable Environmental Laws or Permits granted pursuant to same, performing any Remedial Action.

7.14          Financial Statements and Operating Summaries.   From the date of this Agreement through the Closing Date, (i) within twenty-five (25) days after the end of each calendar month, Seller shall provide Buyer with copies of the unaudited financial statements of Seller prepared in accordance with past practice for each such calendar month (the "Supplemental Financial Statements"), prepared in accordance with GAAP including the implementation of new accounting standards as required by GAAP (except (a) any inconsistencies specifically disclosed in the Financial Statements, and (b) such Supplemental Financial Statements may not include footnotes and shall be subject to nonmaterial year-end adjustments) and (ii) by Friday of the subsequent week, unaudited weekly plant operating summaries for the preceding week (the information set forth therein, collectively, the "Weekly Operating Summaries"), prepared on a basis consistent with Seller's historically prepared operating summaries (except any inconsistencies specifically disclosed in the Weekly Operating Summaries).

7.15          Insurance.   For all periods through the Closing Date, Seller will continue to maintain in effect insurance policies providing insurance coverage for Seller, Farmland Pipeline Company, the Transferred Assets and the Operations.

7.16          Risk of Loss.   Except as otherwise provided in this Section, from the date hereof through the Closing all risk of loss or damage from whatever cause (including acts of terrorism) to the Transferred Assets shall be borne by Seller.  If during the period prior to Closing, the Transferred Assets are damaged by fire or other casualty (each such event, an "Event of Loss"), or are taken by a Governmental Authority by exercise of the power of eminent domain (each, a "Taking"), then the following shall apply:

a.       the occurrence of (i) any one or more Events of Loss, as a result of which the aggregate costs to restore, repair or replace, are reasonably estimated to be an amount less than or equal to $5,000,000, and/or (ii) any one or more Takings, as a result of which the aggregate condemnation proceeds equal an amount less than or equal to $5,000,000, and/or (iii) any combination of Events of Loss and Takings such amounts of which are less than or equal to $5,000,000, which do not, or would not reasonably be expected to, impair the uses of the Transferred Assets to conduct the Operations in any material respect, and could not reasonably be expected to reduce the value of the Transferred Assets by more than $5,000,000, shall have no effect on the transactions contemplated hereby; provided that Seller shall elect to either (i) restore, repair or replace the damaged property prior to Closing (subject to the right of Seller to extend the date for Closing for a period of up to sixty (60) days if necessary to complete such cure) or (ii) have the Purchase Price reduced in an amount equal to the estimated value of the loss or Taking as estimated by a mutually agreeable nationally reputable insurance appraiser qualified to appraise casualty losses to property similar to the Transferred Assets; provided that in either event Buyer may elect in its sole discretion, to require Seller to assign Buyer at the Closing any claim, and proceeds thereof related to such Events of Loss or Taking to which Seller may be entitled or, if the applicable insurance policy will remain in effect after the Closing, any claim and proceeds thereunder related to such Events of Loss to which Seller may be entitled;

b.      upon the occurrence of (i) any one or more Events of Loss, as a result of which the aggregate costs to restore, repair or replace or reasonably estimated to be an amount greater $5 million, (ii) any one or more Takings, as a result of which the aggregate condemnation proceeds equal an amount in excess of $5,000,000 or (iii) any combination of Events of Loss and Takings such amounts of which are in excess of $5,000,000 in the aggregate, Buyer shall have, in the case of a loss relating to one or more Events of Loss, the option, exercised by notice to the Seller, to terminate this Agreement pursuant to Section 11 or to request Seller to restore, repair or replace the damaged property prior to Closing by giving notice to Seller of its election within fifteen (15) days after learning of the occurrence and Seller's estimate of the damages.  If Buyer requests restoration, and Seller elects to restore the property relating to the loss, then (x) Seller shall give notice to Buyer thereof within ten (10) days following its receipt of Buyer's notice, (y) the completion of the repair, replacement or restoration will be a condition to the Closing, and (z) the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement, not to exceed sixty (60) days.  If Seller elects not to restore, repair or replace the affected property, or such loss is the result of one or more Takings or a combination of Events of Loss and Takings, then Buyer may terminate this Agreement pursuant to Section 11 or request a reduction of the Purchase Price in the amount equal to the amount of the loss as estimated by a mutually agreeable nationally reputable insurance appraiser qualified to appraise casualty losses to property similar to the Transferred Assets.

c.       upon an occurrence in paragraph b. of this Section, if Seller elects not to restore, repair or replace, or if Seller, having elected to repair, replace or restore, fails to complete the repair, replacement or restoration within sixty (60) days (or such longer period as the Buyer shall have consented to), or in the event that the loss is the result of one or more Takings or a combination of Events of Loss and Takings, then, unless Buyer elects to terminate this Agreement by notice to Seller, the Parties shall, within thirty (30) days following Seller's election, failure to complete, or the occurrence of such Takings or combination of Events of Loss and Takings, as the case may be, negotiate in good faith to attempt to reach an equitable adjustment in the Purchase Price to reflect the impact of the major loss, as mitigated by any repair, replacement or restoration work actually completed by Seller, on the Transferred Assets, and proceed to Closing.  To assist Buyer in its evaluation of any and all Events of Loss, Seller shall provide Buyer such access to the Transferred Assets and the Transferred Real Estate and such information as Buyer may reasonably request in connection therewith; and

d.      if the Parties fail to agree on an equitable adjustment of the Purchase Price within the thirty (30) days under paragraph c. of this Section, Buyer shall have the election, exercisable by notice to Seller within fifteen (15) days immediately following the expiration of the thirty (30) day period, either to (i) proceed with the Closing, with a reduction in the Purchase Price consistent with Seller's last offer communicated to Buyer, or (ii) terminate this Agreement, in which event neither Party shall thereafter have any obligation or liability to the other by reason of this Agreement, except for the return of the Deposit and if, at the time Buyer gave its Notice under the first sentence of paragraph b. of this Section, each of the conditions referred to in Section 8.9, 8.10  or 8.13 shall have been satisfied or waived prior to Buyer's becoming aware of the occurrence of the applicable Events of Loss or Takings, Buyer will be entitled to the Break-Up Fee.  If the Buyer fails to make the election within the fifteen (15) day period, the Buyer will be deemed to have elected to terminate this Agreement.

7.17          Buyer's Financing Commitments.   Buyer agrees to keep Seller informed weekly regarding the status of obtaining Buyer's financing commitments.

7.18          Seller's Defined Benefit Plan.   Buyer and Seller understand that Buyer is considering establishing a benefit plan that will take responsibility for the obligations, determined as of the Closing Date, to the Facility Employees under the Farmland Defined Benefit Plan, and will do so if and only if Buyer and Seller reach an agreement in principle by the Contingency Date which is satisfactory to Buyer in its sole discretion as to an appropriate adjustment to the cash portion of the purchase price and a credit in the Assumed Liabilities (the "Benefit Plan Adjustment") to account for the benefit to Seller's estate in the Bankruptcy Cases resulting from Buyer's assumption of such benefit plan liabilities, including for any underfunding of such liability as may be reflected in the assets to be transferred from the Farmland Defined Benefit Plan to such defined benefit plan established by Buyer, all subject to compliance with applicable Legal Requirements.  If the parties reach an agreement on such purchase price adjustment and all other terms relating to such transfer of responsibility, they will, as soon as practicable following the Contingency Date, enter into an appropriate amendment to this Agreement to set forth such agreement and the procedures that will be followed to effect such transfer of assets and responsibility.  Seller understands that if no such agreement is reached by the Contingency Date, Buyer will not take over such portion of the Farmland Defined Benefit Plan.

7.19          Vendor Accounts Payable.   No later than ten (10) days preceding the Closing Date Seller will send comfort letters to all vendors to which Seller has accounts payable under the Assumed Contracts, such letters to provide firm assurances to the vendors that Seller will timely pay in full all such accounts payable.  Seller will furnish copies of all such comfort letters to Buyer on the same day that they are sent to the applicable vendors.

7.20          1997 Bonds.   Seller understands that Buyer has the right in its sole discretion to determine whether to accept the transfer of the 1997 Bonds and assume the liabilities under the 1997 Bond Documents.  If Buyer agrees to accept the 1997 Bonds and assume the liabilities under the 1997 Bond Documents, then on the Closing Date (i) the 1997 Bonds shall be transferred free and clear of the Credit Agreement, the Mortgage, the Security Agreement, the UCC Financing Statements (as such terms are defined in the Head Lease); and (ii) Seller shall transfer the 1997 Bond Documents to Buyer free and clear of all Liens, except to the extent of the Liens in favor of the City of Coffeyville under the Head Lease.  Subject to the last sentence of section 8.14 of this Agreement, in the event that Buyer does not accept delivery of the 1997 Bonds and assume the liabilities under the 1997 Bond Documents, then Seller shall, on the Closing Date, (w) surrender the 1997 Bonds to the Indenture Trustee under the 1997 Bond Indenture for cancellation and discharge, (x) terminate or cause the termination of the 1997 Bond Indenture, the Head Lease and the Easement Agreement, (y) release or cause the release of any Liens related to the 1997 Bond Documents and the Transferred Assets relating to the Fertilizer Complex, and (z) cause the occurrence of the events described in clause (i) above.

7.21          Auction Date. Seller agrees that in no event shall the Auction Date occur later than November 10, 2003, without Buyer's prior written consent.

SECTION 8.                 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

The obligations of Buyer at the Closing hereunder are subject, at Buyer's election, to the satisfaction on or prior to the Closing Date of the conditions set forth below.  Notwithstanding the failure of any one or more of such conditions (other than the approval of the Bankruptcy Court), Buyer may nevertheless proceed with Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.  To the extent that as of the Closing Date Buyer has Knowledge of the failure of any of such conditions or the breach by Seller of any of the representations or warranties contained in this Agreement and nevertheless proceeds with Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against Seller by reason of the failure of any such condition or the breach of any such representation or warranty, provided that by proceeding with Closing Buyer shall not be deemed to have waived any rights or remedies it may have against Seller by reason of failure of any condition or for breach of any representation or warranty as to which Buyer does not have Knowledge as of the Closing Date.

8.1              Representations and Warranties True.  The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

8.2              Compliance with Agreement.   Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

8.3              Bankruptcy Court Approval.   This Agreement and the transactions contemplated thereby shall have been approved by the Bankruptcy Court as provided in Section 7.1.

8.4              Status of Title and Survey.

a.       Commitments.  The Title Commitments and the Buyer's Surveys shall not disclose any liens, encumbrances or defects of title affecting the Transferred Real Estate other than (i) those disclosed in the Pro Forma Title Policy, the Title Reports or the Surveys; (ii) those to be released by a sale order issued by the Bankruptcy Court; and (iii) those that were disclosed in the Title Reports or the Surveys that will not result in a Material Adverse Change on Buyer's use and enjoyment of the Transferred Real Estate.

b.      Policies.  One or more title insurance companies acceptable to Buyer and licensed to do business in the jurisdictions in which the Transferred Real Estate is located shall be prepared to issue a final policy of title insurance in the form of the Pro Forma Title Policy, without additional exception of changes (unless approved by Buyer in its sole discretion), subject only to payment of premiums therefor.

c.       Buyer has reviewed the Pro Forma Title Policy, the Title Reports and the Surveys, is satisfied with such documents as of October 7, 2003 and waives the right to terminate the Purchase Agreement based on any condition disclosed by such documents as of October 7, 2003.  To the extent any material liens, encumbrances or defects of title affecting the Transferred Real Estate arise after October 7, 2003, Buyer shall have the right to object and Debtor shall have a period of ten (10) days to cure and remedy any such conditions.  The provisions of subparagraph 11.2(vi) shall control in the event Buyer terminates the Purchase Agreement as a result of any such material conditions which arise after October 7, 2003.  However, Seller shall use its best efforts to remove any immaterial liens, encumbrances, or defects of title affecting the Transferred Real Estate through appropriate proceedings in the Bankruptcy Court.  Notwithstanding the foregoing, there shall be no failure of the Section 8.4 condition herein if there are any immaterial matters that existed but were not shown by the Title Commitments prior to October 7, 2003 or arise subsequent to October 7, 2003.  For purposes hereof, a matter is immaterial if the disclosure of its existence is not a Material Adverse Change.

8.5              HSR Act Filings.   All filings with, and approvals by, third parties pursuant to the HSR Act shall have been made or obtained.

8.6              Ammonia Plant Operations.   The Seller's ammonia plant that is a part of the Fertilizer Complex shall have experienced an average production rate of no less than 25,000 tons of ammonia per month (which shall mean and include equivalent hydrogen which is exported to the Coffeyville Refinery from the Fertilizer Complex) for the period from the date of this Agreement to the Closing (computed based on whole calendar months of production during such period and on a proportionate basis for any stub periods, but excluding in such calculation the number of days production is reduced or eliminated as a result of normal turnarounds required by Seller or third party providers).

8.7              Material Adverse Change.   There shall not have occurred any Material Adverse Change; provided, however, that Seller shall have the opportunity to cure such Material Adverse Change to Buyer's reasonable satisfaction for a period of 20 days from the date of the event or circumstance giving rise to such Material Adverse Change.

8.8              Permits.   On or before the Closing Date, Buyer shall have obtained all Permits applicable to the Operations and the Transferred Assets on terms reasonably acceptable to Buyer; provided that if Buyer is not able to obtain the agreement of the applicable Governmental Authorities to accept changes to the Permits requested by Buyer prior to the Closing, the Permits as transferred at the Closing must, at a minimum, contain in all material respects the same terms and conditions as currently applicable to Seller and Farmland Pipeline Company.  All Transferable Permits shall have been transferred by the applicable Government Authority to Buyer with the consent of Seller and Farmland Pipeline Company on or before the Closing Date.  Buyer shall be satisfied that all New Permits have been issued or will be issued to Buyer after the Closing by the date required and in due course upon proof of transfer of ownership of the Transferred Assets or other condition precedent to issuance and that contain terms and conditions acceptable to Buyer, in its reasonable discretion, but at a minimum, contain in all material respects the same terms and conditions as currently applicable to Seller and Farmland Pipeline Company. Buyer acknowledges that some Permits applicable to the Transferred Assets or the Operations may not be capable of being transferred to or obtained by Buyer on or prior to the Closing Date, and that Buyer, acting reasonably, will agree to proceed with the Closing if Buyer has received reasonable written assurances from the applicable Governmental Authorities confirming that Buyer will be authorized to conduct the Operations without having obtained such Permits for an interim period from and after Closing Date until such time as such Permits have been transferred to or obtained by Buyer in its name or the name of any designated Affiliates, on substantially the same terms and conditions as are applicable to Seller prior to the Closing, and that such Permits will thereafter be timely transferred or granted to Buyer or such designated Affiliates on at least such terms and conditions.

8.9              Key Contract Negotiations.

a.       At or prior to the Contingency Date, Buyer shall have negotiated, to Buyer's satisfaction in its sole discretion, amendments to (or replacement agreements respecting) the TKI Agreement, the BOC Agreement, the Texaco License, and the Coffeyville Electric Contract.  The resolution of the Key Contract Negotiations is set forth in the Contingency Letter.  Each such amendment or replacement agreement shall be assigned pursuant to Section 2.6.

b.      The Buyer and the City of Coffeyville shall enter into a replacement Coffeyville Electric Contract (the "Replacement Electric Contract"), on terms and conditions in accordance with the Memorandum of Agreement (which is attached to the Contingency Letter).  Buyer's sole obligation to Seller in connection with, and in any way relating to, the Coffeyville Electric Contract and ancillary documents shall be limited to the obligations set forth in Section 3.8.

8.10          Collective Bargaining Agreements.   At or prior to the Contingency Date, the Collective Bargaining Agreements shall have been executed and delivered by each of Buyer and the respective Unions counterparties thereto, and ratified by each such Union.

8.11          Environmental Compliance Plans.   Buyer shall have received, on terms and conditions acceptable to Buyer in its sole discretion, each of the following:

(i)                  from EPA, approval of a schedule for compliance with the federal Tier II diesel and gasoline sulfur standards (40 CFR Part 80); and

(ii)                from EPA and/or the applicable state environmental agency, approval of a plan for achieving compliance with any and all applicable Environmental Laws, including resolution of EPA's January 17, 2002 notice of violation related to findings of the RTP Environmental Associates compliance audit.

8.12          Pipeline Interconnections.   Buyer shall have obtained agreements satisfactory to Buyer in its sole discretion to be effective as of the Closing providing for pipeline interconnections for (i) the receipt at the customary delivery point at the Farmland Refinery of crude oil having the same specifications as the crude oil being used as feedstock for the Refinery by Seller prior to the Closing, and (ii) for the shipment from the Refinery of all refined products customarily shipped from the Refinery to its customers, in each case on substantially the same economic terms and conditions as applicable to Seller on the date of this Agreement and without significant additional capital expenditures.

8.13          Buyer's Financing Commitments.   Prior to the Contingency Date, Buyer shall have secured its financing commitments, which commitments shall be reasonably acceptable to Seller in the good faith exercise of its business judgment and which expire no earlier than the Outside Date.  Seller, in exercising its good faith business judgment with respect to such financing commitments shall determine whether any closing conditions imposed by the terms of the financing commitments (other than the conditions related to the Closing hereunder and the negotiation of documentation acceptable to the financing parties thereunder) remain incomplete, conditional or not satisfied by the Contingency Date ("Contingent Terms").  Seller, in the good faith exercise of its business judgment, shall be entitled to not accept as satisfactory any financing commitments that contain any Contingent Terms.  Seller has accepted Buyer's financing commitments as set forth in the Contingency Letter.

8.14          Tax Exemption.  Seller shall deliver evidence satisfactory to Buyer that the Board of Tax Appeals or other appropriate agency has granted an exemption such that substantially all of the Transferred Assets relating to the Fertilizer Complex financed in whole or in part with the proceeds of the 1997 Bonds are exempt from all state and local property or ad valorem taxes levied by the City of Coffeyville, Kansas, Montgomery County, Kansas, the State of Kansas or any political subdivision or agency of the State of Kansas, or any other Person, under the laws of the State of Kansas, including any local or general laws since the issuance of the 1997 Bonds.  This condition shall be deemed satisfied if Seller delivers such evidence in connection with the extant 1997 Bond Documents (assuming no further modifications thereto) irrespective of any modifications made at Buyer's request, the effect of which causes the exemption to be void or not to be granted. If Buyer thereafter elects to cause Seller to transfer or take any other action in connection with the 1997 Bonds (or if Buyer takes any action in connection therewith after a transfer or otherwise), any consequences of any such transfer or action with respect to the loss of the tax exemptions shall be Buyer's sole risk, and no adverse impact to Seller shall result therefrom.

8.15          Buyer's Environmental Insurance. On or prior to the Contingency Date, Buyer shall have obtained environmental insurance coverage satisfactory to Buyer in its sole discretion.

SECTION 9.                 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

The obligations of Seller at the Closing hereunder are subject, at Seller's election, to the satisfaction on or prior to the Closing Date of the conditions set forth below.  Notwithstanding the failure of any one or more of such conditions, Seller may nevertheless proceed with Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.  To the extent that as of the Closing Date Seller has Knowledge of the failure of any of such conditions or the breach by Buyer of any of the representations or warranties contained in this Agreement and nevertheless proceeds with Closing, Seller shall be deemed to have waived for all purposes any rights or remedies it may have against Buyer by reason of failure of any condition or the breach of any such representation or warranty, provided that by proceeding with Closing Seller shall not be deemed to have waived any rights or remedies it may have against Buyer by reason of failure of any condition or for breach of any representation or warranty as to which Seller does not have Knowledge as of the Closing Date.

9.1              Representations and Warranties True.   The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

9.2              Compliance with Agreement.   Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

9.3              HSR Act Filings.   If required, all filings with, and approvals by, third parties pursuant to the HSR Act shall have been made or obtained.

9.4              Bankruptcy Court Approval.   This Agreement and the transactions contemplated thereby shall have been approved by the Bankruptcy Court as provided in Section 7.1.

9.5              Rejection Amount.   Seller shall have either (i) made a determination that the Rejection Amount is reasonably likely to be less than $200,000, or (ii) provided Buyer with notice of the Excess Estimated Rejection Amount, and Buyer shall have agreed to pay to Seller on the Closing Date the Excess Estimated Rejection Amount.

9.6              Permits/Financial Assurances.   On or before the Closing Date, Buyer shall have taken all commercially reasonable steps Seller reasonably deems necessary to secure approval of legally required financial assurances mechanisms with Government Authorities for the Transferred Assets as required by Environmental Laws as identified in Exhibit C.

SECTION 10.             INDEMNIFICATION.

10.1          Obligation of Parties to Indemnify.

a.       Indemnification by Seller.  Subject to the limitations set forth in this Section 10, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, agents and stockholders from and against any and all claims, losses, damages, liabilities, deficiencies, Taxes, penalties, assessments, obligations or expenses of any kind or type, including reasonable third-party legal fees and expenses, but excluding lost profits or other consequential or punitive damages claimed by the Indemnified Party for its own account (collectively, "Losses"), to the extent arising or resulting from any of the following:

(i)                  any misrepresentation or breach of any representation or warranty, without regard to qualifications as to Knowledge, materiality or Material Adverse Change contained in such representation or warranty (except with respect to such qualification contained in Section 5.21), or nonfulfillment of any covenant or obligation of Seller under this Agreement or any misrepresentation in any document, schedule, exhibit or certificate furnished or to be furnished to Buyer pursuant to this Agreement;

(ii)                all liabilities and obligations of Seller in connection with the Excluded Liabilities;

(iii)               the possession, ownership, use, or operation of the Transferred Assets prior to the effectiveness of the Closing, except to the extent of those claims that arise expressly and directly in connection with the Assumed Liabilities;

(iv)              any matter related to the Excluded Assets or Excluded Liabilities whether attributable to the period before or after the Closing; and

(v)                the enforcement of indemnification rights under this Section 10.1.

b.      Indemnification by Buyer.  Subject to the limitations set forth in this Section 10, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees, agents and stockholders from and against any and all Losses to the extent arising or resulting from any of the following:

(i)                  any misrepresentation or breach of any representation or warranty, without regard to qualifications as to Knowledge, materiality or Material Adverse Change contained in such representation or warranty, or nonfulfillment of any covenant or obligation of Buyer under this Agreement;

(ii)                the failure of Buyer to pay or otherwise discharge when due and perform the Assumed Liabilities; and

(iii)               the enforcement of indemnification rights under this Section 10.1.

10.2          Indemnification Amounts.

a.       Indemnity Escrow. The parties agree that a portion of the Purchase Price equal to $5,000,000 (the "Indemnity Escrow") otherwise payable to Seller at the Closing shall be held in escrow pursuant to the terms of the Escrow Agreement to serve solely as a reserve from which Buyer may be paid any amount owed to Buyer on account of Buyer's indemnity claims brought in accordance with this Section 10.  Buyer agrees to deliver by wire transfer of immediately available funds the Indemnity Escrow to the Escrow Agent on the Closing Date, which shall be held by Escrow Agent until the later of (x) one year following the Closing Date and (y) if any Buyer indemnity claims have been timely brought by such date, the date on which the last such claim has been finally determined pursuant to the terms of this Agreement; provided that if on any date after one year following the Closing the aggregate amount in controversy of all remaining unresolved and unpaid Buyer indemnity claims is less than the amount remaining in escrow on such date, the Escrow Agent promptly to pay such excess amount to Seller in accordance with the terms of the Escrow Agreement.

b.      Reductions and Increases to Indemnity Amounts.  Any indemnification owing to either Buyer or Seller pursuant to Section 10.1 shall be (a) reduced by any amounts recovered by the Indemnified Party pursuant to (i) any insurance coverage with respect thereto (exclusive of amounts covered which are subject to retrospective payments or premiums); provided, further, that upon making any payment to any Indemnified Party, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which such payment relates, and such Indemnified Party shall execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights, or (ii) any counterclaim or otherwise from any third party based on any claims the Indemnified Party has against any such third party that reduces the Losses that would otherwise be sustained (in each case net of the costs of recovery thereof), (b) increased by any Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments and (c) reduced by any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to fully utilize, at the highest marginal Tax rate then in effect, all Tax items arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Losses.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any third party, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

10.3          Indemnification Procedures - Third Party Claims.

a.       If any Person who has the right to be indemnified under this Agreement (the "Indemnified Party") receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party (including, but not limited to, any Governmental Authority) or the imposition of any penalty or assessment for which indemnity may be sought under this Section 10 (a "Third Party Claim"), and such Indemnified Party intends to seek indemnity pursuant to this Section 10, the Indemnified Party shall promptly provide the party that has agreed to indemnify hereunder (the "Indemnifying Party") with notice of such Third Party Claim.  The Indemnifying Party shall be entitled to participate in or, at its option, assume the defense, appeal or settlement of such Third Party Claim (without admitting liability to the Indemnified Party or the third party).  Such defense, appeal or settlement shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith.  In the event that the Indemnifying Party fails to so assume the defense or settlement of any Third Party Claim within ten Business Days after receipt of notice thereof from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim and, if such Third Party Claim is one for which the Indemnified Party is entitled to be indemnified under this Section 10, such defense, appeal or settlement of such Third Party Claim shall be at the expense and for the account of the Indemnifying Party.

b.      The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall pay the reasonable attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such Third Party Claim, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third Party Claim, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel.

c.       The Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld) before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of any Third Party Claim or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the reasonable opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have an adverse effect on its business, operations, assets, or financial condition.

d.      No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third Party Claim.

e.       Notwithstanding Section 10.3(a), the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in) the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) as to which the Indemnifying Party fails to assume the defense within ten Business Days after receipt of notice thereof from the Indemnified Party or (ii) to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that, with respect to clause (ii) above, the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

10.4          Direct Claims.   In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 10.3 because no Third Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Losses which such Indemnified Party claims are subject to indemnification under the terms hereof.  Subject to the limitations otherwise set forth in this Section 10, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

10.5          Survival of Representations and Warranties; Covenants.   Regardless of any investigation at any time (whether before or after the execution of this Agreement) made by or on behalf of any party hereto or of any information any party may have in respect thereof, the representations and warranties contained in Sections 5 and 6 shall survive the Closing and shall continue until the first anniversary of the Closing Date.  The covenants contained in this Agreement shall survive the Closing indefinitely until such are fully performed.

10.6          Indemnification Threshold.   No claim for indemnification may be made under Sections 10.1(a) or 10.1(b), as applicable, unless and until the aggregate amount of Losses of the Indemnified Party that may be claimed respectively thereunder exceeds $500,000, and once such threshold has been reached, the Indemnifying Party shall be liable to the Indemnified Party for all Losses on a dollar-for-dollar basis without any threshold, exclusion or reduction thereof.

10.7          Treatment of Payments.   Any indemnification payments made pursuant to this Section 10, shall be treated by Buyer and Seller as an adjustment to the Final Purchase Price for tax purposes unless otherwise required by applicable Legal Requirements.

10.8          Exclusive Remedy.   Except (a) for claims based on a party's intentional or fraudulent acts or omissions and (b) for any equitable actions for specific performance or injunctive or other equitable relief with respect to any covenants or obligations to be performed after the Closing, from and after the Closing, or enforcement of a party's obligations under Section 11, (A) the indemnification provided in this Section 10 as limited by the amount of the Indemnity Escrow shall be the sole and exclusive remedy of any party hereto arising out of, related to, in connection with or with respect to this Agreement, including without limitation any breaches of covenants, representations or warranties, and indemnifiable events under this Section 10, and (B) each of the parties hereby waives, to the fullest extent it may lawfully do so, any other rights, causes of action, remedies or damages that it may have or assert against the other party in connection with this Agreement and the transactions contemplated hereby, whether under statutory or common law, any Environmental Law, or securities, trade regulation or other laws.

10.9          Specific Performance.   Notwithstanding anything in this Agreement to the contrary if, on the Closing Date, (i) all the conditions to the obligations of Buyer contained in Section 8 have been satisfied or waived by Buyer, and (ii) Buyer has notified Seller of its intention to consummate the transactions contemplated under this Agreement and has furnished evidence of its willingness and ability to do so, and if the Closing does not then occur due to the refusal of Seller to consummate the Closing, then Buyer shall be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due to Buyer in such case cannot be adequately determined at law.  An action for specific performance by Buyer hereunder shall be deemed to be a waiver of any unfulfilled condition required of Seller, if any, under Section 8.  The existence of this right shall not preclude any other rights and remedies at law or in equity, including, without limitation, monetary damages, which Buyer may have.

SECTION 11.             TERMINATION, BREAK-UP FEE AND REMEDIES.

11.1          Termination and Abandonment.   This Agreement may be terminated and abandoned on or prior to the Closing Date as follows:  (a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller and such breach either has not been cured by Seller within 20 days after such breach or has not been waived by Buyer; (b) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach either has not been cured by Buyer within 20 days after such breach or has not been waived by Seller; (c) by Buyer on the Contingency Date if any of the conditions in Section 8.9, 8.10, 8.13 or 8.15 has not been satisfied by such date, and if Buyer does not terminate Buyer shall be deemed to have waived such conditions; (d) by Buyer if any other condition in Section 8 has not been satisfied as of the Closing Date or if the satisfaction of such a condition by the Closing is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date; (e) by Seller if any condition in Section 9 has not been satisfied as of the Closing Date or if the satisfaction of such a condition by the Closing Date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date; (f) by Seller if Buyer's condition in Section 8.13 has not been satisfied by the Contingency Date and Buyer has not terminated this Agreement under the foregoing clause (c); (g) by Seller pursuant to Section 3.8 if Buyer does not agree to pay the Excess Estimated Rejection Amount; (h) by mutual written consent of the parties hereto, or (i) by either party if the Closing has not occurred by December 31, 2003 (the "Outside Date"), or such later date as Buyer may select, but in no event may Buyer specify a date later than January 31, 2004, and thereafter the Outside Date may only be extended by mutual agreement of the parties; provided that if the failure to close is the result of the inability of Buyer or Seller to obtain one or more material consents or approvals from any Governmental Authority on or prior to the Outside Date, including the approval of any environmental compliance plans requested by Buyer under Section 8.11, but all other conditions to the Closing have been fulfilled or shall be mutually agreed to be capable of being fulfilled, then the Outside Date may be extended at the request of the Party unable to obtain such consent or approval for three (3) additional periods of thirty (30) days each, if such affected party, acting in good faith, reasonably believes that such consent is likely to be obtained within such period.  In the event of termination by any party as provided above, written notice shall promptly be given to the other party and each party shall pay its own expenses incident to the preparation for the consummation of this Agreement and the transactions contemplated hereby.  If this Agreement is terminated by Seller pursuant to clause (b), the Deposit and all interest accrued thereon shall be disbursed to Seller.  If this Agreement is terminated by either party pursuant to any other clause of this Section 11.1, the Deposit shall be returned to Buyer.

11.2          Break-up Fee.   Buyer shall be entitled to a Break-Up Fee under the following circumstances:  (i) sale of the Transferred Assets to a person other than Buyer under the Auction and Bid Procedures; (ii) pursuant to the last sentence of Section 7.1.a. hereof; (iii) if Seller withdraws the Transferred Assets from Sale pursuant to the Auction and Bid Procedures; (iv) a plan of reorganization is confirmed in the Bankruptcy Cases which is inconsistent with Seller's obligations under this Agreement; however, the provisions of this subparagraph 11.2(iv) shall not entitle the Buyer to a Break-up Fee in circumstances where Buyer (i) has elected as a matter of right not to close under the Purchase Agreement or (ii) is not transferred the Transferred Assets due to a default by Buyer under the Purchase Agreement; or (v) termination of this Agreement by Buyer under clause (a) of Section 11.1 or (vi) if Buyer terminates pursuant Section 11.1(i) because any of Buyer's conditions under Section 8.4 has not been satisfied by the Outside Date, which Break-Up Fee shall be paid (a) if payable under the foregoing clause (i), as provided in the Auction and Bid Procedures and (b) if payable under the foregoing clauses (ii), (iii), (iv), (v) or (vi) on written demand by Buyer following Buyer's termination of this Agreement.  If Buyer terminates pursuant to Section 11.1(i) because Buyer's conditions under either Section 8.7 or Section 8.14 have not been satisfied by the Outside Date, Buyer shall not be entitled to a Break-Up Fee but shall be entitled to reimbursement of its actual, reasonable, out-of-pocket expenses, in an amount not to exceed $2,100,000.  The Buyer shall in that event file an appropriate application with the Bankruptcy Court establishing such amounts to be paid as an administrative expense in the Seller's Bankruptcy Case.  If Buyer receives a payment under this Section 11.2, Buyer may not claim any additional damages as a result of such termination and Buyer hereby waives any right to seek any additional damages, including consequential damages.

11.3          SELLER'S REMEDIES.    IF THE CLOSING DOES NOT OCCUR DUE TO BREACH OR THE FAILURE OF BUYER TO CLOSE IN BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE BUYER AND SELLER AGREE THAT THE DEPOSIT SHALL BE FORFEITED TO THE SELLER AND SUCH FORFEITURE SHALL BE SELLER'S EXCLUSIVE REMEDY AGAINST BUYER.

SECTION 12.             MISCELLANEOUS.

12.1          Expenses.   Each of the parties hereto agrees to be responsible for its own, without right of reimbursement from the other, costs incurred by it incident to the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, those costs incident to the preparation of this Agreement, and the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.

12.2          Assignment.   This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such written consent shall be null and void and without legal effect; provided, however, Buyer may assign its right to purchase the Transferred Assets hereunder to any Affiliate of Buyer, and such assignee shall become the "Buyer" hereunder, but any such assignment shall not alter or change the obligations of Buyer hereunder.

12.3          Governing Law.   This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, including all matters of construction, validity and performance.

12.4          Amendment and Modification.   Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be mutually agreed by them in writing.

12.5          Notices.   All notices, requests, demands and other communications hereunder shall be deemed to be duly given if delivered by hand, if mailed by certified or registered mail with postage prepaid, if delivered by fax (with confirmation confirmed) or if sent by nationally recognized overnight courier as follows:

If to Seller:

Farmland Industries, Inc.
12200 North Ambassador Drive
Kansas City, Missouri  64163
Attention:  Robert B. Terry, President
Tel:  (816) 713-6382
Fax:  (816) 713-3903

If to Buyer:

Coffeyville Resources, LLC, c/o Pegasus Investors
99 River Road
Cos Cob, Connecticut 06807
Attention:  Rodney Cohen
Tel:  (203) 869-4400
Fax:  (203) 869-6940

or to such other addresses as either party may provide to the other in writing.

12.6          Entire Agreement.   Except for any confidentiality agreements between the parties (which shall survive the execution and delivery of this Agreement), this Agreement cancels, merges and supersedes all prior and contemporaneous understandings and agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto, including the Original Agreement, and contains the entire agreement of the parties hereto, and the parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

12.7          Successors.   This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and to their respective successors and permitted assigns.  In the event that a Chapter 11 trustee should be appointed for Seller, or in the event that Seller's Chapter 11 case should be converted to a case under Chapter 7, the obligations of Seller hereunder shall be binding upon such trustee or successor Chapter 7 estate.

12.8          Counterparts.   This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

12.9          Headings.   The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

12.10      Jurisdiction.   During Seller's Bankruptcy Cases, any suit, action or proceeding between the parties hereto relating to this Agreement or to any agreement, document or instrument delivered pursuant hereto or in connection with the transactions contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement shall be commenced and maintained exclusively in the Bankruptcy Court.  The parties hereto submit themselves unconditionally and irrevocably to the personal jurisdiction of such court.  Subsequent to Seller's Bankruptcy Cases, any suit, action or proceeding between the parties hereto relating to this Agreement or to any agreement, document or instrument delivered pursuant hereto or in connection with the transactions contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement shall be commenced and maintained exclusively in the United States District Court for the Western District of Missouri, or if that court lacks jurisdiction over the subject matter, in a state court of competent subject matter jurisdiction sitting in Platte County, Missouri.  The parties hereto submit themselves unconditionally and irrevocably to the personal jurisdiction of such courts, as applicable.  The parties further agree that venue shall be in Western District of Missouri.  The parties hereto irrevocably waive any objection to such personal jurisdiction or venue, including, but not limited to, the objection that any suit, action or proceeding brought in Western District of Missouri, has been brought in an inconvenient forum.

12.11      Interpretation.   Unless otherwise specified in this Agreement, the singular includes the plural and the plural includes the singular; the word "or" is not exclusive.  A reference to an Article, Section, Party, Schedule or Exhibit is a reference to that Article or Section of; or that Party, Schedule or Exhibit to, this Agreement.  A reference to a Person includes its successors and permitted assigns.  The words "include," "includes" and "including" are not limiting.  Where a term or expression is defined, another part of speech or grammatical form of that term or expression shall have a corresponding meaning.  References to any law shall be construed as a reference to such law and to all regulations and rulings promulgated thereunder as each may be in effect from time to time.

12.12      Schedules and Exhibits.   In addition to Schedule I and Exhibit 5.18(a) attached hereto, all Schedules and Exhibits originally attached to the Original Amendment are incorporated by reference into and made a part of this Amended and Restated Asset Sale and Purchase Agreement, except for Schedules 2.6, 5.10 and 5.12 to the Original Agreement, which are deleted therefrom and substituted by new Schedules 2.6, 5.10 and 5.12, attached hereto and incorporated herein by this reference.

[Signature page follows]

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FARMLAND INDUSTRIES, INC.
Debtor in Possession

By:
            Robert B. Terry
            President

FARMLAND PIPELINE COMPANY
Debtor in Possession

By:
            Robert B. Terry
            President

COFFEYVILLE RESOURCES, LLC

By Pegasus Partners II, LP, its sole member
By Pegasus Investors II, L.P., its general partner
By Pegasus Investors II GP, LLC its general partner

By:
            Eric Gribetz
            Vice President